Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is both not material and is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

BY AND AMONG

UNLIMITED MEDICAL SERVICES OF FLORIDA, LLC,

THE ESTATE OF NORBERTO FLEITES,

Caremax Medical Centers of Central Florida, LLC,

CAREMAX, INC.,

AND

CERTAIN OTHER PARTIES HERETO

Dated as of July 5, 2021

TABLE OF CONTENTS

1.	DEFINITIONS; INTERPRETATION		1

2.	SALE OF ASSETS AND CERTAIN RELATED MATTERS		2
	2.1	Sale of Purchased Assets	2
	2.2	Excluded Assets	3
	2.3	Assumed Liabilities	4
	2.4	Excluded Liabilities	4
	2.5	Purchase Price	4
	2.6	Delivery of Estimated Closing Statement	4
	2.7	Closing Date Payments	5
	2.8	Post-Closing Adjustment to Purchase Price.	5
	2.9	Withholding Rights	7
	2.10	Remittances	7

3.	CLOSING		7
	3.1	Closing	7
	3.2	Deliveries of Seller at the Closing	8
	3.3	Deliveries of Buyer at the Closing	10
	3.4	Additional Acts	10

4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE UNITHOLDERS		11
	4.1	Organization; Capacity; Capitalization	11
	4.2	Authority; Non-contravention; Binding Agreement	11
	4.3	Subsidiaries; Minority Interests	11
	4.4	Title to Assets; Sufficiency and Condition of Assets	12
	4.5	Financial Information	12
	4.6	Permits	13
	4.7	Government Program Participation; Private Programs; Reimbursement	14
	4.8	Compliance with Laws	14
	4.9	Information Privacy and Security Compliance	15
	4.10	Accounts Receivable	15
	4.11	Intellectual Property	15
	4.12	Contracts	16
	4.13	Personal Property	18
	4.14	Inventory	18
	4.15	Real Property	18
	4.16	Insurance	19
	4.17	Employee Benefit Plans	20
	4.18	Employee Matters	21
	4.19	Litigation	22
	4.20	Tax Matters	23
	4.21	Environmental Matters	24
	4.22	Absence of Changes	25
	4.23	Health Care Matters	25
	4.24	Affiliate Transactions	26
	4.25	Covered Lives	26
	4.26	Solvency	26
	4.27	Brokers and Finders	26

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	4.28	PQRS and MIPS Submissions	26
	4.29	COVID-19	27
	4.30	Investment in Equity Consideration Securities	27
	4.31	HSR	28
	4.32	Disclosure	28

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		29
	5.1	Organization; Capacity	29
	5.2	Authority; Non-contravention; Binding Agreement	29
	5.3	Litigation	29
	5.4	Investment	29
	5.5	Buyer Sophistication	30
	5.6	Brokers and Finders	30
	5.7	Funds	30

6.	COVENANTS		30
	6.1	Access to Premises; Information	30
	6.2	Conduct of Business	31
	6.3	Consents to Assignment	32
	6.4	Notification of Certain Matters	33
	6.5	Approvals	33
	6.6	Additional Financial Information	33
	6.7	Closing Conditions	34
	6.8	Interim Operating Reporting	34
	6.9	Social Media Accounts	34
	6.10	Exclusivity	34
	6.11	Noncompetition and Nonsolicitation	35
	6.12	Confidentiality	37
	6.13	Insurance Policies	37
	6.14	Credentialing Information	38
	6.15	Release	38

7.	ADDITIONAL AGREEMENTS		38
	7.1	Employees	38
	7.2	Post-Closing Access to Information	39
	7.3	Receivables	40
	7.4	Change of Restricted Names	40
	7.5	Professional Medical Services	40

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT		40
	8.1	Representations and Warranties	40
	8.2	Performance	40
	8.3	No Material Adverse Effect	40
	8.4	Pre-Closing Confirmations	40
	8.5	Action/Proceeding	41
	8.6	Closing Documents	41
	8.7	Third-Party Consents and Amendments to Contracts	41
	8.8	Releases	41
	8.9	Tail Insurance	41
	8.10	Due Diligence	41
	8.11	Financing	41

9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE UNITHOLDERS		42
	9.1	Representations and Warranties	42
	9.2	Performance	42
	9.3	Action/Proceeding	42
	9.4	Closing Documents	42

10.	INDEMNIFICATION		42
	10.1	Indemnification by Seller and the Unitholders	42
	10.2	Indemnification by Buyer	43
	10.3	Notice and Defense of Third-Party Claims	44
	10.4	Notice of Non-Third-Party Claims	45
	10.5	Manner of Payment	45
	10.6	Determination of Loss Amount	45
	10.7	Adjustment to Purchase Price	46
	10.8	Survival	46
	10.9	Specific Performance	47

11.	TAX MATTERS		47
	11.1	Allocation of Purchase Price	47
	11.2	Cooperation	47
	11.3	Transfer Taxes	48
	11.4	Payroll Taxes	48
	11.5	Tax Proration	48

12.	TERMINATION		48
	12.1	Termination	48
	12.2	Effect of Termination	49

13.	GENERAL		49
	13.1	Notice	49
	13.2	Legal Fees and Costs of Disputes	50
	13.3	Benefit; Assignment; Delegation	51
	13.4	Choice of Law	51
	13.5	Waiver of Jury Trial	51
	13.6	Legal Advice and Reliance	51
	13.7	Reproduction of Documents	51
	13.8	Cost of Transaction	52
	13.9	Waiver of Breach	52
	13.10	Severability	52
	13.11	No Inferences; Sophisticated Parties	52
	13.12	Divisions and Headings of this Agreement	52
	13.13	No Third-Party Beneficiaries	52
	13.14	Non-Recourse	53
	13.15	Entire Agreement; Amendment	53
	13.16	Multiple Counterparts	53
	13.17	Interpretation	53

LIST OF SCHEDULES

Schedule 1A	Permitted Encumbrances
Schedule 2.1(b)	Domain Names; Restricted Names
Schedule 2.1(d)	Assumed Contracts
Schedule 2.2(k)	Other Assets
Schedule 6.2	Conduct of Business
Schedule 8.7	Third-Party Consents and Amendments
Schedule 11.1	Purchase Price Allocation Methodology

LIST OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Bills of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Executive Employment Agreement
Exhibit E	Trademark Assignment Agreement
Exhibit F	Domain Name Assignment Agreement
Exhibit G	Physician Employment Agreement
Exhibit H	Asset Transfer Agreements
Exhibit I	Real Property Leases
Exhibit J	Real Property Lease Assignments
Exhibit K	Rule 501(a) of Regulation D

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of July 5, 2021 (the “Execution Date”), by and among Unlimited Medical Services of Florida, LLC, a Florida limited liability company, dba DNF Medical Centers (“Seller”), The Estate of Norberto Fleites (the “Estate”), The Marital Trust for the benefit of Dignorah Y. Rua established under The Norberto Fleites Incomplete Gift Trust u/a/d July 30th, 2015 (“Trust #1”), The Non-Beneficiary Controlled Trust for the benefit of Norberto Fleites, Jr. established under The Norberto Fleites Incomplete Gift Trust u/a/d July 30th, 2015 (“Trust #2”), The Non-Beneficiary Controlled Trust for the benefit of Jennifer Fleites, established under The Norberto Fleites Incomplete Gift Trust u/a/d July 30th, 2015 (“Trust #3”, and, together with Trust #1 and Trust #2, collectively, the “Trusts”), Norberto Fleites, Jr., an individual (“NFJ”), Dignorah Y. Rua, an individual (“DR”), Jennifer Fleites, an individual (“JF”, and, together with NFJ and DR, collectively, the “Beneficiaries”), Caremax Medical Centers of Central Florida, LLC, a Florida limited liability company (“Buyer”), and CareMax, Inc., a Delaware corporation (“Parent”). The Estate, the Trusts, and the Beneficiaries are collectively referred to as the “Unitholders”. Seller, the Unitholders, Buyer, and Parent are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H

WHEREAS, Seller owns and operates a medical practice which provides primary care, acupuncture, radiology, minor surgeries, pharmacy, laboratory, and other specialty healthcare and ancillary services (the “Business”);

WHEREAS, the Estate owns one hundred percent (100%) of the issued and outstanding membership interests of Seller;

WHEREAS, the Trusts are the beneficiaries of the Estate, and the Beneficiaries are the beneficiaries of the Trusts;

WHEREAS, Buyer is a wholly owned subsidiary of Parent, and Buyer operates, manages, and invests in private healthcare centers;

WHEREAS, in reliance upon the representations, warranties and covenants of Buyer and Parent set forth in this Agreement, Seller and the Estate desire to sell the Purchased Assets to Buyer and Parent and assign the Assumed Liabilities to Buyer and Parent, subject to the terms and conditions and for the consideration set forth in this Agreement; and

WHEREAS, in reliance upon the representations, warranties and covenants of Seller and the Unitholders set forth in this Agreement, Buyer and Parent desire to acquire the Purchased Assets from Seller and assume the Assumed Liabilities from Seller, subject to the terms and conditions and for the consideration set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, agreements, covenants, representations, and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS; INTERPRETATION. As used herein, capitalized terms in this Agreement shall have the meanings set forth on Appendix A.

2.	SALE OF ASSETS AND CERTAIN RELATED MATTERS.

2.1          Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, convey, transfer, and deliver (a) to Buyer, and Buyer shall purchase and acquire in exchange for the Cash Proceeds, and accept as of the Effective Time, good and marketable right, title and interest in and to eighty percent (80%) of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and (b) to Parent, and Parent shall purchase and acquire in exchange for the Equity Consideration Securities, and accept as of the Effective Time, good and marketable right, title and interest in and to twenty percent (20%) of the Purchased Assets (the “Parent Purchased Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances). Immediately after the Closing, Parent shall contribute the Parent Purchased Assets to Buyer in a transaction governed by Section 351 of the Code. “Purchased Assets” means all assets, properties, rights, and interests of every description, wherever situated and of whatever kind and nature, whether real, personal or mixed, tangible or intangible, used in or held for use in, or otherwise relating to, the Business (other than the Excluded Assets), including, without limitation, the following items:

(a)            all Personal Property;

(b)            all Transferred Intellectual Property, including the Trademarks (or variations thereof) that are used or held for use in, or otherwise relating to, the Business and all right, title and interest in and to the Domain Names set forth on Schedule 2.1(b), all Transferred Information Technology Systems, and all right, title and interest of Seller and any Seller Affiliate to use of the names set forth on Schedule 2.1(b) and any derivatives or variations thereof (the “Restricted Names”);

(c)            Seller’s goodwill associated with, or symbolized by, the Business and any other Purchased Assets;

(d)            Subject to Section 6.4(b), all Contracts of Seller listed on Schedule 2.1(d) (collectively, the “Assumed Contracts”);

(e)            Books and Records, including originals, or where not available, copies (including those stored in electronic format), of all medical records, patient files, and other written accounts of the medical history of the Business’ patients maintained in connection with the Business, to the extent transferable by Law;

(f)             leasehold title to the Leased Real Property and all other interests of Seller in all Tenant Leases, and leasehold improvements;

(g)            all Inventory, including any rights to rebates, refunds or discounts due with respect to the Inventory;

(h)            all Prepaid Expenses;

(i)            all Permits and Approvals issued or granted by, or filed with or delivered to, any Governmental Authority to the extent assignable and that are used or held for use in, or otherwise relating to, the Business or the Purchased Assets or that have been filed or delivered by or on behalf of Seller (including any such Permits and Approvals that are pending);

(j)            any claims, causes of action or rights against third parties related to the Business or the Purchased Assets (including warranties, indemnities, covenants, rebates and guarantees), contractual or otherwise, arising before or after the Effective Time;

(k)            any insurance proceeds arising in connection with damage to the Purchased Assets occurring prior to the Effective Time;

(l)             all telephone and facsimile numbers and post office boxes, to the extent transferable by Law;

(m)            all Accounts Receivable; and

(n)            to the extent not included in any of the foregoing, (i) any assets reflected on the Reference Balance Sheet, other than any assets used, consumed or disposed of in the ordinary course of business since the Balance Sheet Date, (ii) any assets purchased or otherwise acquired since the Balance Sheet Date that are not reflected on the Reference Balance Sheet but that are used or held for use in, or otherwise relating to, the Business, and (iii) all other assets (other than the Excluded Assets) that are owned, leased or used by Seller or any Seller Affiliate and used or held for use in, or otherwise relating to the Business, whether or not scheduled or described herein.

2.2           Excluded Assets. Notwithstanding anything herein to the contrary, the following assets of Seller are not intended by the Parties to be a part of the Contemplated Transactions and are excluded from the Purchased Assets (collectively, the “Excluded Assets”):

(a)            any bank account of Seller or any Seller Affiliate, and all cash and cash equivalents, marketable securities and other investments of Seller or any Seller Affiliate, including all cash and cash equivalents in any bank account of Seller or any Seller Affiliate as of immediately prior to the Effective Time;

(b)            all Insurance Policies, and all related premiums and refunds relating to the periods prior to the Effective Time;

(c)            all Plans and records relating thereto;

(d)            all organizational documents, corporate records, stock books, or other records relating to the corporate organization of Seller;

(e)            rights that accrue or will accrue to Seller under this Agreement or the other Transaction Documents;

(f)             any records that Seller is required to retain in its possession by Law, provided that Seller, at its expense, and to the extent permitted by Law, will deliver copies of such records to Buyer at the Closing;

(g)            the Excluded Contracts;

(h)            all rights to refunds of Taxes related to the Business for periods ending immediately prior to the Effective Time;

(i)             any Permits or Approvals that are not transferable to Buyer pursuant to applicable Laws;

(j)             any claims of Seller against third parties to the extent that such claims relate to the Excluded Assets or the Excluded Liabilities; and

(k)            those assets of Seller specifically identified on Schedule 2.2(k).

2.3            Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer and Parent shall assume as of the Effective Time the future payment and performance of all Liabilities relating to the period after the Effective Time arising under the Assumed Contracts, but only to the extent such Liabilities were incurred in the ordinary course of business and do not relate to any unpaid amounts that accrued or became due and payable prior to the Effective Time or any failure to perform, improper performance, warranty, or other breach, default, or violation as of or prior to the Effective Time (collectively, the “Assumed Liabilities”).

2.4            Excluded Liabilities. Other than the Assumed Liabilities, neither Buyer nor Parent shall be responsible to pay, perform, discharge or assume, and none of the Purchased Assets shall be or become liable for or subject to, any Liabilities of Seller, the Unitholders or any Seller Affiliate, or any Liabilities otherwise related to the ownership or operation of the Business or the Purchased Assets prior to the Effective Time, or any Liabilities related to any acts or omissions by Seller, the Unitholders or any Seller Affiliate (the “Excluded Liabilities”). The Unitholders and Seller shall, and shall cause any applicable Seller Affiliate to, pay, perform and discharge all Excluded Liabilities which any of them is obligated to pay, perform and discharge when such Excluded Liabilities become due and payable. For the avoidance of doubt, any and all Liability of the Seller for Taxes, and any and all Liability for Taxes which, as of the Closing relate to any Encumbrance on any of the Purchased Assets, are Excluded Liabilities.

2.5            Purchase Price. Subject to the terms and conditions hereof, the aggregate consideration to be paid by Buyer and Parent to Seller in exchange for the Purchased Assets shall be the Purchase Price. For purposes of this Agreement, the term “Purchase Price” means the aggregate value of One Hundred Nine Million Four Hundred Eight Thousand Nine Hundred and Eighteen Dollars ($109,408,918) to be paid pursuant to this Article 2, which shall consist of (a) eighty percent (80%) in the form of Cash Proceeds, payable by Buyer in accordance with Section 2.7 (but subject to adjustment in accordance with Section 2.8), and (b) twenty percent (20%) in the form of Equity Consideration Securities payable by Parent. In addition, the aggregate amount of Five Hundred Ninety One Thousand and Eighty-Two Dollars ($591,082) shall be paid to the assignors pursuant to the terms of the Asset Transfer Agreements.

2.6            Delivery of Estimated Closing Statement. Seller shall prepare and deliver to Buyer, not more than five (5) Business Days (but at least three (3) Business Days) prior to the Closing Date, a statement, in form and substance reasonably satisfactory to Buyer (the “Estimated Closing Statement”), setting forth in reasonable detail Seller’s (a) good faith written estimate of the Closing Indebtedness (the “Estimated Indebtedness”), (b) good faith written estimate of the Closing Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), (c) calculation of the Cash Proceeds payable at Closing in accordance with Section 2.7 as if the Estimated Indebtedness and the Estimated Seller Transaction Expenses were the actual amount of the Closing Indebtedness and the Closing Seller Transaction Expenses, respectively (the Cash Proceeds as so estimated, the “Closing Payment”) (d) the calculation of the Equity Consideration Securities and (e) the amounts payable pursuant to the Asset Transfer Agreements to respective parties thereto. The Closing Payment shall be subject to adjustment after the Closing pursuant to Section 2.8 and the other provisions of this Agreement. All amounts set forth in the Closing Statement shall be subject to the review, comment and approval of Buyer. To the extent requested by Buyer, Seller shall promptly provide Buyer with reasonable access to such information of Seller, including the information used by Seller in calculating such amounts, as is reasonably necessary for Buyer to review such amounts. DR shall have the right to review the Estimated Closing Statement for the purpose of confirming that each of the assignors under the Asset Transfer Agreements will receive, at Closing, the amount set forth in each of the Asset Transfer Agreements.

2.7          Closing Date Payments. At the Closing, Buyer and Parent, as applicable shall make the following payments:

(a)            first, by Buyer to the lenders or other creditors of Seller, on Seller’s behalf, by wire transfer of immediately available funds to the bank accounts designated by such lenders or other creditors, an amount equal to the Estimated Indebtedness as set forth on the Estimated Closing Statement;

(b)            second, by Buyer to the payees which are owed Seller Transaction Expenses, on Seller’s behalf, by wire transfer of immediately available funds to the bank accounts designated by such payees, an amount equal to the Estimated Seller Transaction Expenses as set forth on the Estimated Closing Statement;

(c)            third, by Buyer to the Escrow Agent, by wire transfer of immediately available funds to the bank account set forth in the Escrow Agreement, an amount equal to the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the "Indemnification Escrow Fund");

(d)            fourth, by Buyer to Seller, by wire transfer of immediately available funds to the bank account designated by Seller in the Estimated Closing Statement, an amount equal to the Closing Payment;

(e)            fifth to each of DNF Transportation Services, Inc, and Azure Business & Medical I, LLC by wire transfer of immediately available funds to the bank accounts designated by Seller in the Estimated Closing Statement, an amount equal to the amounts payable pursuant to the Asset Transfer Agreements; and

(f)             sixth, by Parent to the Seller, pursuant to Estimated Closing Statement, the Equity Consideration Securities.

2.8          Post-Closing Adjustment to Purchase Price.

(a)            Not more than one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of (i) the actual amount of the Closing Indebtedness (the “Proposed Closing Indebtedness”), (ii) the actual amount of the Closing Seller Transaction Expenses (the “Proposed Closing Seller Transaction Expenses”), and (iii) the Cash Proceeds calculated using the Proposed Closing Indebtedness and the Proposed Closing Seller Transaction Expenses. The Closing Statement shall become Final and Binding on the Parties on the Final Resolution Date.

(b)            During the fifteen (15) days after delivery of the Closing Statement, Buyer will provide Seller and its accountants reasonable access, during normal business hours and upon reasonable notice, to review the financial books and records of Buyer to the extent related to the Closing Statement, solely to allow Seller to determine the accuracy of Buyer’s calculation of the items set forth on the Closing Statement. Any information shared with Seller or its accountants will be subject to Section 6.12, and Buyer shall not have any obligation to provide information or access to information, materials or Persons if doing so could reasonably be expected to result in the waiver of any attorney-client privilege or the disclosure of any Trade Secrets or violate any Law or the terms of any applicable Contract to which Buyer or any of its Affiliates is a party. If Seller disagrees with any of Buyer’s calculations set forth in the Closing Statement, Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice of its disagreement (a “Post-Closing Notice of Disagreement”) to Buyer disagreeing with such calculations; provided, however, that such Post-Closing Notice of Disagreement shall include only objections based on whether (A) the amounts set forth on the Closing Statement were prepared in a manner consistent with the provisions of this Agreement, or (B) there were mathematical errors in the computation of any amount set forth on the Closing Statement. Such Post-Closing Notice of Disagreement shall specify those items or amounts with which Seller disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation, based on such objections, of the Closing Indebtedness or the Closing Seller Transaction Expenses, as applicable, and the Cash Proceeds resulting therefrom. To the extent not set forth in such Post-Closing Notice of Disagreement, Seller shall be deemed to have agreed with Buyer’s calculation of all items and amounts contained in the Closing Statement. If Buyer does not receive a Post-Closing Notice of Disagreement from Seller within such thirty (30) day period, then the amounts set forth in the Closing Statement shall become Final and Binding on the Parties.

(c)            If a Post-Closing Notice of Disagreement is received by Buyer on or prior to the thirtieth (30th) day following Buyer’s delivery of the Closing Statement, then Buyer and Seller shall, during the thirty (30) days following Buyer’s receipt of such Post-Closing Notice of Disagreement, seek to resolve any differences that they may have with respect to the matters specified in such Post-Closing Notice of Disagreement; provided, however, that any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s), and evidence of such discussions shall not be admissible in any future Proceedings between Buyer and Seller. If Buyer and Seller are not able to resolve their differences during such thirty (30) day period, then at the end of such period, Buyer and Seller shall promptly mutually engage and submit for Final and Binding resolution any and all matters related to such Post-Closing Notice of Disagreement that remain in dispute to PricewaterhouseCoopers, or if PricewaterhouseCoopers is unable or unwilling to be engaged, then to a mutually agreeable independent accounting firm of recognized national standing (the “Accounting Firm”). Buyer and Seller shall make readily available to the Accounting Firm all relevant financial books and records, including any accountants’ work papers (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers) relating to the Closing Statement or the Post-Closing Notice of Disagreement. Buyer and Seller shall enter into a customary engagement letter with the Accounting Firm, which engagement letter shall explicitly provide that, in resolving the amounts in dispute, the Accounting Firm shall (i) consider only those items or amounts disputed by Seller in the Post-Closing Notice of Disagreement that remain in dispute; (ii) not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Seller, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item or amount assigned by Seller, on the one hand, or Buyer, on the other hand; and (iii) not be bound by any arbitration rules or procedures in connection with the resolution of the dispute under this Section 2.8. The Accounting Firm’s determination will be based solely upon information presented by Buyer and Seller, and not on the basis of independent review. Buyer and Seller shall cause the Accounting Firm to deliver to Buyer and Seller as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth its determination of the amounts in dispute. Absent manifest error, the written report prepared by the Accounting Firm shall be Final and Binding on Buyer and Seller and judgment upon the determination set forth in such written report may be entered in any court of competent jurisdiction of the United States.

(d)            Buyer and Seller shall each be responsible for the fees and expenses of the Accounting Firm pro rata, as between Buyer, on the one hand, and Seller, on the other hand, in proportion to the relative difference between the positions taken by Buyer and Seller compared to the determination of the Accounting Firm. All other fees and expenses incurred in connection with the dispute resolution process set forth in this Section 2.8, including fees and expenses of attorneys and accountants, shall be borne and paid by the Party incurring such expense.

(e)            If the Cash Proceeds as finally determined pursuant to this Section 2.8 is less than the Closing Payment (the absolute value of such difference, the “Closing Payment Shortfall Amount”), then within five (5) Business Days after the Final Resolution Date, Buyer shall be paid an amount equal to the Closing Payment Shortfall Amount at Buyer’s option (in its sole discretion): (i) from the Indemnification Escrow Fund; (ii) by wire transfer of immediately available funds from Seller and the Unitholders (on a joint and several basis); and/or (iii) any combination thereof.

(f)             If the Cash Proceeds as finally determined pursuant to this Section 2.8 is greater than the Closing Payment (the absolute value of such difference, the “Closing Payment Excess Amount”), then within five (5) Business Days after the Final Resolution Date, Buyer shall pay, or cause to be paid, to Seller an amount equal to the amount of such excess via wire transfer of immediately available funds to an account designated in writing by Seller.

(g)            If the Cash Proceeds as finally determined pursuant to this Section 2.8 is equal to the Closing Payment, there will be no adjustment to the Cash Proceeds pursuant to this Section 2.8.

(h)            Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes unless otherwise required by Law.

2.9          Withholding Rights. Without limiting any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of applicable Tax Law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

2.10        Remittances. As of the Effective Time, the Unitholders and Seller hereby (i) authorizes Buyer to open any and all mail addressed to Seller and delivered to the offices of the Business or otherwise to Buyer if received on or after the Effective Time, and (ii) appoints Buyer as his or its attorney in fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer after the Effective Time with respect to any Accounts Receivable, any other Purchased Asset, or any accounts receivable relating to services provided by Buyer after the Effective Time, as the case may be, made payable or endorsed to any Unitholder, Seller or Seller’s order, for Buyer’s own account.

(b)            From and after the Effective Time, if any Unitholder, Seller or any Seller Affiliate receives or collects any funds relating to any Accounts Receivable, any other Purchased Asset, or any accounts receivable relating to services provided by Buyer after the Effective Time, whether from patients, third-party payors, group purchasing organizations, suppliers or any other Person, such Unitholder and/or Seller shall, or shall cause the applicable Seller Affiliate to, remit such funds to Buyer within three (3) Business Days after receipt thereof. From and after the Effective Time, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer shall, or shall cause its Affiliate to, remit any such funds to Seller within three (3) Business Days after its receipt thereof.

3.	CLOSING.

3.1          Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place remotely on the first Business Day in which the conditions set forth in Article 8 and Article 9 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, or at such other date and/or at such other location as the Parties may mutually designate in writing (the “Closing Date”). Unless otherwise agreed in writing by the Parties, the Closing shall be effective as of 12:00:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). If mutually agreed by the Parties, the Closing may take place by the electronic exchange of executed counterpart documents and the electronic transfer of funds.

3.2          Deliveries of Seller at the Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller and the Unitholders shall deliver to Buyer, or shall cause the appropriate Person to deliver to Buyer, the following:

(a)            An Escrow Agreement to be entered into by Buyer, Seller, and the Escrow Agent, in the form attached hereto as Exhibit A (the “Escrow Agreement”), duly executed by Seller;

(b)            Bills of Sale in the form attached hereto as Exhibit B (the “Bills of Sale”), duly executed by Seller;

(c)            An Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

(d)            An Employment Agreement in the form attached hereto as Exhibit D (the “Executive Employment Agreement”), duly executed by Odalsys Reyes Gonzalas;

(e)            A confirmatory trademark assignment agreement, substantially in the form attached hereto as Exhibit E (the “Trademark Assignment Agreement”), duly executed by Seller;

(f)             A confirmatory domain name assignment agreement, substantially in the form attached hereto as Exhibit F (the “Domain Name Assignment Agreement”), duly executed by Seller or the appropriate Unitholder and/or Seller Affiliate, as applicable;

(g)            Physician Employment Agreements in the form attached hereto as Exhibit G (collectively, the “Physician Employment Agreements”), duly executed by each Physician and advanced practice registered nurse;

(h)            Copies of resolutions duly adopted by the board of directors or similar managing body of Seller and each Unitholder, where applicable, authorizing and approving such Person’s performance of the Contemplated Transactions and the execution and delivery of this Agreement and the other Transaction Documents, certified as true and in full force and effect as of the Closing Date, by the appropriate officers of Seller and/or such Unitholder;

(i)             A certificate, dated as of the Closing Date, of Seller certifying that the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied;

(j)             Asset Transfer Agreements in the forms attached hereto as Exhibit H (the “Asset Transfer Agreements”), pursuant to which DNF Transportation Services, Inc. and Azure Business & Media I, LLC will transfer substantially all of their assets to Buyer, duly executed by each such transferor;

(k)            Real Property Leases for (i) 5564 & 5580 East Grant Street, Orlando, Florida, 32822 (ii) 865 Buenaventura Boulevard, Kissimmee, Florida, 34743 and (iii) 2710 North Orange Blossom Trail, Kissimmee, Florida, 34744 in the forms attached hereto as Exhibit I (the “Real Property Leases”), each duly executed by the respective landlord thereunder;

(l)             Assignment and assumption of real property lease agreements for (i) 4227 13th Street, St. Cloud, Florida, 34769, (ii) 493 SR 436, Casselberry, Florida 32707, (iii) 2000 N. Alafaya Trail, Orlando, Florida 32801 and (iv) 703 East Hwy 50, Clermont, Florida, 34711 in the forms attached hereto as Exhibit J (the “Real Property Lease Assignments”), each duly executed by the respective landlord thereunder, together with such modifications, non-referral certificates, estoppel certificates, subordination, non-disturbance and attornment agreements or similar documents as requested by Buyer and in forms reasonably acceptable to Buyer;

(m)           Certificates of incumbency for the respective officers of Seller executing this Agreement and the other Transaction Documents dated as of the Closing Date;

(n)            Certificates of existence and good standing of Seller from the State of Florida, dated within ten (10) days prior to the Closing Date;

(o)            A non-foreign affidavit of Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code and reasonably satisfactory to Buyer, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(p)            All instruments and documents necessary to release any and all Encumbrances, other than Permitted Encumbrances, on the Business or the Purchased Assets, including (i) appropriate UCC financing statement amendments or termination statements, and (ii) payoff letters or other documents, notices, or instruments as Buyer may reasonably deem necessary to evidence the satisfaction and termination of all Closing Indebtedness or other Liabilities by which the Business or the Purchased Assets may be bound or affected and a release of all Encumbrances (other than Permitted Encumbrances) on the Business or the Purchased Assets;

(q)            Applications or amendments for filing in appropriate form to abandon or change each of the Restricted Names;

(r)             A tax clearance certificate, “no tax due” or similar certificate from each applicable state Department of Revenue for Seller with a sales Tax registration number and/or state withholding Tax number stating that such party has no outstanding Liability for any Taxes or withholding Taxes as of the Closing Date;

(s)            a certificate executed by each trustee of each Trust attaching complete and accurate copies of each Trust, and certifying the same;

(t)             Any and all other certificates, documents, and instruments required to be delivered by the Unitholders and/or Seller pursuant to and in accordance with Article 8;

(u)            any and all other certificates, documents, and instruments required by Parent or its transfer agent to be delivered by the Unitholders in connection with the issuance of the Equity Consideration Securities, including, without limitation, an IRS Form W-9; and

(v)            Such other agreements, instruments and documents as Buyer reasonably deems necessary to effect the Contemplated Transactions, including consents to assignment, evidence, reasonably satisfactory to Buyer, of the termination of any existing management agreement, and estoppel certificates from such parties as Buyer may reasonably require.

3.3          Deliveries of Buyer at the Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer or Parent, as applicable, shall deliver to Seller the following:

(a)            Evidence of the wire transfers contemplated by Section 2.7;

(b)            Evidence of the issuance of the Equity Consideration Securities to the Seller by Parent’s transfer agent;

(c)            The Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(d)            The Bills of Sale, duly executed by Buyer and Parent;

(e)            The Assignment and Assumption Agreement, duly executed by Buyer;

(f)             The Trademark Assignment Agreement, duly executed by Buyer;

(g)            The Domain Name Assignment Agreement, duly executed by Buyer;

(h)            The Asset Transfer Agreements, duly executed by Buyer;

(i)             The Real Property Leases, duly executed by Buyer;

(j)             Copies of resolutions duly adopted by the equityholders of Buyer and Parent, authorizing and approving Buyer and Parent’s performance of the Contemplated Transactions and the execution and delivery of this Agreement and the other Transaction Documents, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Buyer and Parent;

(k)            A certificate, dated, as of the Closing Date, of Buyer and Parent certifying that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied;

(l)             Certificates of incumbency for the respective officers of Buyer and Parent executing this Agreement and any other Transaction Document dated as of the Closing Date;

(m)           A certificate of existence or good standing of Buyer from the State of Florida, dated within ten (10) days prior to the Closing; and

(n)            A certificate of existence or good standing of Parent from the State of Delaware, dated within ten (10) days prior to the Closing.

3.4          Additional Acts. From time to time after the Effective Time, Seller, the Unitholders, Parent, and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer, Parent and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges relating to the Purchased Assets intended to be conveyed to Buyer or Parent under this Agreement and the other Transaction Documents and to assure fully to Seller and the Unitholders the assumption of the Assumed Liabilities intended to be assumed by Buyer under this Agreement and the other Transaction Documents, and to otherwise make effective the Contemplated Transactions. Seller and the Unitholders also shall furnish Buyer and Parent with such information and documents in Seller’s or the Unitholder’s possession or control, or which Seller or the Unitholders can execute or cause to be executed, as will enable Buyer and Parent to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Purchased Assets.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE UNITHOLDERS.

Seller and Unitholders, other than DR, hereby, jointly and severally, represent and warrant to Buyer and Parent that the statements contained in this Article 4 are true and correct as of the Execution Date and will be true and correct as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date).

4.1          Organization; Capacity; Capitalization. Seller is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Florida. Seller is duly authorized, qualified to do business, and in good standing under all applicable Laws of any jurisdictions (domestic and foreign) in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires such authorization or qualification. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party or will become a party, the performance by Seller of its obligations under this Agreement and the other Transaction Documents to which it is a party or will become a party and the consummation by Seller of the Contemplated Transactions and the Transaction Documents to which it is a party or will become a party, as applicable, have been, or will be, duly and validly authorized and approved by all necessary limited liability company actions on the part of Seller, none of which actions has been modified or rescinded and all of which actions remain in full force and effect. The capitalization of Seller is set forth on Schedule 4.1. There are no outstanding securities, rights, subscriptions, warrants, options, “phantom” equity rights or other contracts, agreements, understandings, arrangements or any other obligations or claims of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any equity interests of Seller, or any security or liability of any kind convertible into or exchangeable for any equity interests of Seller, or (b) receive any rights to participate in the equity, income, or election of directors or officers of Seller.

4.2          Authority; Non-contravention; Binding Agreement. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party or will become a party, and the consummation by Seller of the Contemplated Transactions and its obligations under the Transaction Documents, as applicable (a) are within Seller’s limited liability company powers and are not and will not be in contravention or violation of the terms of the organizational or governing documents of Seller; (b) except as set forth on Schedule 4.2, do not and will not require any Approval of, filing or registration with, the issuance of any Permit by, or any other action to be taken by, any Governmental Authority to be made or sought by Seller; and (c) assuming the Approvals and Permits set forth on Schedule 4.2 are obtained, do not and will not require any Approval or other action under, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation, or loss of a material benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon, any of the Purchased Assets under (i) any Contract or Permit applicable to any of the Purchased Assets, or (ii) any Order or Law applicable to any of the Purchased Assets or to which Seller may be subject. This Agreement and the other Transaction Documents to which Seller or any Seller Affiliate is or will become a party are and will constitute the valid and legally binding obligations of such Person and/or such Affiliates and are and will be enforceable against them in accordance with the respective terms hereof and thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.3          Subsidiaries; Minority Interests. Seller does not directly or indirectly own any equity, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, or similar interest in, any corporation, partnership, limited liability company, joint venture, trust, or other business association or entity.

4.4           Title to Assets; Sufficiency and Condition of Assets

(a)            Seller owns and holds good and marketable title to, or has valid and subsisting leasehold interests in, all assets, real, personal or mixed, whether tangible or intangible (including all Intellectual Property), used or held for use in, or otherwise relating to, the Business, free and clear of all Encumbrances other than the Permitted Encumbrances, all of which shall be a part of the Purchased Assets, except for the Excluded Assets. No Person other than Seller owns or holds in its name any assets, real, personal or mixed, whether tangible or intangible (including all Intellectual Property), used or held for use in, or otherwise relating to the Business, except for (i) items leased by Seller or improvements to items leased by Seller pursuant to a lease agreement identified on Schedule 4.12(a), and (ii) personal property of Seller Employees, patients, or visitors. At the Closing, Seller will convey to Buyer, and Buyer will acquire, good and marketable title to, or valid and subsisting leasehold interests in, the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no outstanding rights (including any right of first refusal), options, or Contracts giving any Person any current or future right to require Seller or the Unitholders to sell or transfer to such Person or to any third party any interest in any of the Purchased Assets or any stock or assets of Seller.

(b)            The Purchased Assets (together with the Excluded Assets) constitute all the assets used in or necessary to operate, and are adequate for the purposes of operating the Business in the manner in which it has been operated prior to the Effective Time. There are no facts or conditions affecting the Purchased Assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated, or their adequacy for such use. Following the consummation of the Contemplated Transactions, no Unitholder, Seller or Seller Affiliate will retain any asset necessary to operate the Business in the manner in which it has been operated prior to the Effective Time. The Purchased Assets will enable Buyer to operate the Business after the Effective Time in substantially the same manner as operated by Seller prior to the Effective Time. All tangible Purchased Assets are in good operating condition and repair and are adequate for the uses to which they are being put, and none of the tangible Purchased Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Seller now has, and will maintain through Closing, a level of Net Working Capital sufficient to operate the Business after the Effective Time in substantially the same manner as operated by Seller prior to the Effective Time.

4.5          Financial Information

(a)            Schedule 4.5(a) contains the following financial statements and financial information of the Business (collectively, together with any financial statements provided pursuant to Section 6.6, the “Historical Financial Information”):

(i)            unaudited balance sheets, income statements, and statements of cash flow of the Business (including the accompanying schedules of balance sheet information and income statement information) as of, and for the twelve (12) month periods ended December 31, 2018, December 31, 2019, and December 31, 2020;

(ii)           an unaudited balance sheet of the Business (including the accompanying schedules of balance sheet information) as of the Balance Sheet Date (the “Reference Balance Sheet”); and

(iii)          an unaudited income statement of the Business (including the accompanying schedules of income statement information) for the four (4) month period ended on the Balance Sheet Date.

(b)            The Historical Financial Information is true, correct and complete in all material respects and fairly presents the financial position of the Business as of the respective dates thereof and the results of the operations of the Business and changes in financial position for the respective periods covered thereby. The financial statements included in the Historical Financial Information have been prepared in accordance with the cash basis of accounting, applied on a consistent basis throughout the periods indicated, and are based on the information contained in the Books and Records of Seller. Seller has not changed any accounting policy or methodology during the periods presented in the Historical Financial Information (including the accounting policies and methodologies for determining the obsolescence of Inventory or in calculating reserves, including reserves for uncollected Accounts Receivable).

(c)            Schedule 4.5(c) sets forth all Indebtedness of Seller. For each item of Indebtedness of Seller, Schedule 4.5(c) correctly sets forth, as of the date hereof, the debtor or borrower, creditor or lender, outstanding principal amount and accrued but unpaid interest, maturity date, the collateral, if any, securing the Indebtedness (in reasonable detail), and any prepayment, make-whole, breakage or other premiums, payments, fees, costs or penalties required to be paid (in reasonable detail) to fully discharge such Indebtedness in connection with the consummation of the Contemplated Transactions. DR is not included as a debtor, obligor or guarantor on any of the Indebtedness of the Seller, including but not limited to, loans, lines of credit, installment contracts and credit cards.

(d)            Except for (i) Liabilities reflected in the Reference Balance Sheet, and (ii) Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, none of which, individually or in the aggregate, is material in amount, Seller has no Liabilities of any nature, and there is no basis for any Proceeding with respect to any Liability relating to the Business, the Purchased Assets, or the Assumed Liabilities.

4.6          Permits

(a)            Schedule 4.6(a) sets forth an accurate and complete list of each Permit that is held by Seller. Seller has delivered to Buyer accurate and complete copies of all such Permits including all renewals and all amendments. The Permits identified in Schedule 4.6(a) (i) are valid and in full force and effect, and (ii) constitute all of the Permits necessary (A) to enable Seller to conduct the Business in the manner it is currently conducted, and (B) to permit Seller to own and use its assets in the manner in which they are currently, and historically have been, owned and used.

(b)            Seller is in compliance with the terms and requirements of the Permits identified or required to be identified on Schedule 4.6(a). No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified on Schedule 4.6(a), or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit identified or required to be identified on Schedule 4.6(a).

(c)            Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, or modification of any Permit. No Governmental Authority has at any time challenged in writing the right of Seller to conduct the Business or offer or sell any of its products or services.

(d)            All applications required to have been filed for the renewal of the Permits identified in Section 4.6(a) have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Permits has been duly given or made on a timely basis with the appropriate Governmental Authorities.

4.7          Government Program Participation; Private Programs; Reimbursement

(a)            (i) Seller’s Practitioners are eligible and certified for participation and reimbursement under the Government Programs, (ii) Seller’s Practitioners currently participate in Government Programs pursuant to provider agreements and in private, non-Government Programs (including any private insurance program) under which the Practitioners directly or indirectly are presently receiving payments (such private, non-Government Programs are referred to collectively as “Private Programs”), (iii)  Seller and its Representatives are in good standing with all Government Programs and Private Programs, and (iv) Seller has no outstanding overpayments or refunds due to Government Programs or Private Programs. Seller has timely filed all claims and reports required to be filed prior to the date hereof with respect to Government Programs and Private Programs, all fiscal intermediaries or carriers and other insurance carriers, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with Laws governing reimbursement and payment claims.

(b)            There are no additional document requests made by Government Programs or Private Programs to which Seller has not responded and no denials of claims are currently being appealed by Seller. Accurate and complete copies of all such claims and reports for the last ten (10) years, including 2021 year-to-date, have been made available to Buyer. Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such claims and reports, has not claimed or received reimbursements from Government Programs or Private Programs in excess of the amounts permitted by Law and, to the Knowledge of Seller, has no Liability under any Government Program or Private Program, other than any refund, overpayment, discount or adjustment that occurs in the ordinary course of business.

(c)            There are no pending appeals, adjustments, challenges, Proceedings or written notices or, to the Knowledge of Seller, other communication (in writing or otherwise) of intent to audit and, to the Knowledge of Seller, no audits or inquiries with respect to such prior claims or reports, except for such appeals or individual claim denials that occur in the ordinary course of business and that are not material to the operations of the Business. Seller and the Practitioners have not been audited, surveyed or, to the Knowledge of Seller, otherwise examined in connection with any Government Program or Private Program.

4.8          Compliance with Laws

(a)            (i) Seller has conducted, and is conducting, the Business and its properties in compliance with all Laws, and (ii) Seller (A) has not received notice, correspondence or other written or oral communication of any violation, alleged violation, or potential violation of, or Liability under, any such Laws, or to the effect that Seller, or any Affiliate or Representative of, or any Person acting on behalf of, Seller, is or could potentially be under investigation or inquiry with respect to any violation or alleged violation of any Law, applicable to Seller, and (B) does not have any actual, alleged, or potential obligation to undertake, or to bear all or any portion of the cost of, any remedial action.

(b)            No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (i) a violation by Seller of, or a failure on the part of Seller to comply with, any Law relating to the operation and conduct of the Business or any of its respective properties or facilities; or (ii) any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action.

4.9          Information Privacy and Security Compliance

(a)            Seller and the Business (i) are, and at all times have been, in compliance with HIPAA and (ii) are, and at all times have been, in compliance with all other applicable Information Privacy or Security Laws and all rules and regulations promulgated thereunder. Seller has undertaken surveys, audits, inventories, reviews, analyses and/or assessments of all areas of the Business required by the HITECH Act and the administrative simplification provisions of HIPAA.

(b)            Seller has provided to Buyer accurate and complete copies of the compliance policies and/or procedures and privacy notices of the Business relating to Information Privacy or Security Laws. Seller’s and the Business’ respective workforces (as such term is defined in 45 C.F.R. § 160.103) have received training with respect to compliance with Information Privacy or Security Laws.

(c)            Seller has entered into business associate agreements with all third parties acting as a business associate (as defined in 45 C.F.R. § 160.103) of Seller or the Business. The Unitholders and Seller (i) are not under investigation by any Governmental Authority for a violation of any Information Privacy or Security Law; (ii) have not received any notices from any Governmental Authority relating to any such violations; and (iii) except as set forth on Schedule 4.9(c), have not acted in any manner, and, to the Knowledge of Seller, there has not been any incident, that would trigger a notification or reporting requirement under any business associate agreement or any Information Privacy or Security Law, including a breach with respect to any unsecured protected health information maintained by or on behalf of Seller and/or the Business.

(d)            Seller has provided to Buyer accurate and complete copies of any written complaint(s) delivered to the Unitholders, Seller or the Business during the past three (3) years alleging a violation of any Information Privacy or Security Laws.

(e)            Unless as set forth in Schedule 4.9, no Breach or potential Breach has occurred with respect to any Unsecured Protected Health Information (as such terms are defined in 45 C.F.R. § 164.402) maintained by or for the Unitholders, Seller or the Business, and no information security or privacy breach event has occurred that would require notification under any other applicable Information Privacy or Security Laws.

4.10        Accounts Receivable. The Accounts Receivable reflected on the Reference Balance Sheet and the Accounts Receivable arising after the Balance Sheet Date (a) have arisen from bona fide healthcare or other transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid claims of Seller that are not subject to claims of set-off or other defenses or counterclaims other than normal discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Reference Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) days after billing.

4.11        Intellectual Property

(a)            Schedule 4.11(a) sets forth an accurate and complete list of the following Owned Intellectual Property, including for each item listed, as applicable, the owner, the jurisdiction, the application/serial number, the registration number, the filing date, and the issuance/registration date. All of the foregoing registered Owned Intellectual Property is valid, subsisting, and enforceable in accordance with applicable Laws.

(b)            Except as set forth on Schedule 4.11(b), Seller solely and exclusively owns all right, title and interest (including the right to enforce), free and clear of all Encumbrances, other than Permitted Encumbrances, in all Owned Intellectual Property. Seller has used commercially reasonable efforts to maintain, police and protect each item of Owned Intellectual Property and has valid rights to use the Intellectual Property as necessary for the operation of the Business. Neither the Unitholders, Seller, any Seller Affiliate, nor any Owned Intellectual Property is subject to any Contract that in any way limits or restricts the ability of Seller to use, assert, enforce, or otherwise exploit any Owned Intellectual Property. Following the Effective Time, Buyer will have and be permitted to exercise all of Seller’s or Seller Affiliates’ rights under and to all Transferred Intellectual Property.

(c)            Seller has not infringed, misappropriated, violated, or otherwise conflicted with, and does not currently infringe, misappropriate, violate or otherwise conflict with, any Intellectual Property rights of any other Person. Except as set forth on Schedule 4.11(c), none of the Unitholders, Seller nor any Seller Affiliates has received any claim (or notice of any related action) that Seller, any Seller Affiliate, or any Transferred Intellectual Property infringes, misappropriates, or otherwise violates any Intellectual Property rights of any Person, (nor to the Knowledge of Seller are there any facts, circumstances or information that could reasonably be the basis for such a claim). No Person has asserted, and to the Knowledge of Seller, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Owned Intellectual Property.

(d)            Except as set forth on Schedule 4.11(d), (i) to the Knowledge of Seller, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, and (ii) none of the Unitholders, Seller nor any Seller Affiliate has made any claims with respect to infringement or misappropriation of any Owned Intellectual Property against any Person.

(e)            All Information Technology Systems and Business Offerings (and all parts thereof) (i) operate and perform in accordance with their functional specifications, (ii) have not materially malfunctioned or failed within the past five (5) years, and (iii) are free of any critical defects, including any Malicious Code. During the six (6) year period prior to the Execution Date, there has not been an unauthorized breach, disclosure, or loss of data stored or contained in the Information Technology Systems.

4.12        Contracts

(a)            Schedule 4.12(a) sets forth an accurate and complete list of each Contract (including a description of any oral Contract) to the extent that such Contract binds or affects any of the Purchased Assets or Seller is a party to or is bound by such Contract in connection with the Business or the Purchased Assets (collectively, the “Material Contracts”), organized into the following subsections:

(i)            all Contracts involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the Execution Date;

(ii)           all Contracts that cannot be cancelled without penalty or without more than thirty (30) days’ notice;

(iii)          all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)          all Contracts that contain non-competition or non-solicitation provisions restricting the conduct of the Business, or restricting the conduct of any Person potentially competing with the Business, in any geographic area or during any period of time;

(v)           all Contracts granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(vi)          except for agreements relating to trade receivables, all Contracts relating to Indebtedness (including guarantees), or imposing an Encumbrance on any Purchased Asset;

(vii)         all managed care or third-party payor Contracts;

(viii)        all Contracts with any Practitioner or licensed health care facility;

(ix)          all Contracts for medical direction, the provision of professional health care services, or medical supervision of the performance of health care services;

(x)           all Contracts between Seller, on the one hand, and any Seller Affiliate and/or Unitholder, on the other hand;

(xi)          all collective bargaining agreements or Contracts with any labor organization, union or association;

(xii)         all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(xiii)        all Contracts pursuant to which material payments are required upon a sale of substantially all the assets that constitute the Business;

(xiv)        all Contracts that provide for severance pay or any other material post-employment payment by, or financial obligation of, Seller;

(xv)         all joint venture, partnership or similar Contracts that provide for the sharing of profits relating to the Business (excluding the organizational documents of Seller);

(xvi)        all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xvii)       all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xviii)      all Intellectual Property Contracts;

(xix)         all Tenant Leases;

(xx)          all confidentiality agreements, non-disclosure agreements or similar agreements;

(xxi)         all agency agreements and powers of attorney; and

(xxii)        all other Contracts material to the Purchased Assets or the operation of the Business and not previously listed in a category set forth in Sections 4.12(a)(i)-(xxi) above.

(b)            Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Seller (in each case, to the extent a party thereto) has properly conducted and paid all amounts to be paid by Seller, as applicable, and otherwise performed all material obligations required to be performed by Seller under each Material Contract and Seller has not received any notice of termination, cancellation, breach or default under any Material Contract. To the Knowledge of Seller, no event has occurred that, with the passage of time or the giving of notice or both, would result in a default, breach, or event of noncompliance by Seller under any Material Contract, or result in the termination thereof, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except as set forth on Schedule 4.12(b). To the Knowledge of Seller, no other party to any Material Contract is in breach thereof or default thereunder. A true, correct, and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract has been delivered to Buyer.

4.13        Personal Property. Schedule 4.13 includes an accurate and complete list of the Personal Property as of the Balance Sheet Date. Except as disclosed on Schedule 4.13, since the Balance Sheet Date, Seller has not sold or otherwise disposed of any item or items of Personal Property having a value (individually or in the aggregate) in excess of $10,000 (other than Inventory items sold, used or disposed of in the ordinary course of business).

4.14        Inventory. All of the Inventory existing on the date hereof will exist on the Closing Date, except for Inventory exhausted or added in the ordinary course of business between the Execution Date and the Closing Date. Inventory is carried at cost and is properly stated in the Historical Financial Information. Except to the extent of reserves reflected in the Reference Balance Sheet, all of the Inventory on hand on the Execution Date and to be on hand on the Closing Date, consists and will consist of items of a quality usable or saleable in the ordinary course of business. The quantities of all Inventory are reasonable and justified under the normal operations of the Business and do not exceed levels that Seller reasonably believes will be fully utilized within the twelve (12) month period after the date of recordation on the Books and Records.

4.15        Real Property

(a)            Seller does not own, and has never owned, any real property or any interest therein.

(b)            Schedule 4.15(b) sets forth an accurate and complete list of the physical addresses of all of the Leased Real Property and identifies each Tenant Lease under which such Leased Real Property is occupied or used by Seller, including the date of and legal name of each of the parties to such Tenant Lease and any security deposit of Seller held under such Tenant Lease. Except as set forth on Schedule 4.15(b), with respect to such Leased Real Property: (i) the applicable Tenant Lease is legal, valid, binding and in full force and effect; (ii) the assignment of such Tenant Lease will not require the consent of any other party to such Tenant Lease, will not result in a breach of or default under such Tenant Lease, and will not otherwise cause such Tenant Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Time; (iii) there are no material ongoing disputes with respect to such Tenant Lease; (iv) none of Seller, any Seller Affiliate, nor any other party to such Tenant Lease is in material breach or default under such Tenant Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Tenant Lease; (v) no security deposit or portion thereof deposited with respect to such Tenant Lease has been applied in respect of a breach or default under such Tenant Lease that has not been re-deposited in full; and (vi) there are no Encumbrances on the estate or interest created by such Tenant Lease other than Permitted Encumbrances. Seller holds, and at the Closing Buyer will hold, good, marketable and insurable leasehold title to all of the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)            Seller has made available to Buyer accurate and complete copies of the Tenant Leases, in each case as amended or otherwise modified and in effect, together with all extension notices and other material correspondence, fair market value analyses, estoppel certificates, and subordination, non-disturbance and attornment agreements related thereto.

(d)            Unless as set forth in Schedule 4.15(d), Seller and the Unitholders have not received written notice from any Governmental Authority of, and there is not: (i) any pending or, to the Knowledge of Seller, threatened, condemnation Proceedings affecting the Real Property or any part thereof; (ii) any violation of any Laws (including zoning and land use ordinances, building codes, Permits and similar requirements) with respect to the Real Property or any part thereof, which have not heretofore been cured; or (iii) any pending or, to the Knowledge of Seller, threatened, injunction, decree, Order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar Proceedings against Seller, any Seller Affiliate, or any Real Property relating to the ownership, lease, use or occupancy of such Real Property or any portion thereof which is reasonably likely to result in a material change in the condition of any Real Property or any part thereof or in any material respect prevent or limit the present operation of the improvements on the Real Property or any part thereof.

(e)            The existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Real Property are adequate to serve the utility needs of the Real Property and the Business. All Approvals and Permits required for said utilities have been obtained and are in force and effect. All of said utilities are installed and operating, and all installation and connection charges have been paid in full.

4.16        Insurance. Schedule 4.16 sets forth an accurate and complete list of all insurance policies or self-insurance funds maintained by Seller as of the Execution Date covering the Business, the Purchased Assets or the Practitioners (collectively, the “Insurance Policies”), indicating with respect to each such policy or fund, the type of insurance, policy number, annual premium, remaining term, identity of the insurer, coverage limits, applicable deductibles, and whether such policies are on an “occurrence” or “claims-made” basis. Seller has made available to Buyer accurate and complete copies of all of such Insurance Policies. Seller has one or more “business interruption” Insurance Policies in customary form and amount covering the Business and the Purchased Assets. All of the Insurance Policies are now and will be until the Effective Time in full force and effect with no premium arrearages. All premiums due on the Insurance Policies have either been paid or, if due and payable on or prior to the Closing Date, will be paid prior to the Closing Date in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based Liability on the part of Seller (except with respect to workers’ compensation policies). All Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller is not in default under, nor has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which Seller or any of the Purchased Assets are bound. Seller has timely provided all notices required to be given under the Insurance Policies to the respective insurer with respect to all claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any such claims. Seller has not (i) received any notice or other communication from any insurer canceling or materially amending any of the Insurance Policies, and no such cancellation or amendment is threatened, or (ii) failed to present any claim which is still outstanding under any of the Insurance Policies.

4.17        Employee Benefit Plans

(a)            Schedule 4.17(a) contains a true and complete list of all of the following agreements, plans or other Contracts covering any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate, or any current or former consultant or contractor of Seller or any Seller Affiliate: (i) employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (ii) any employment, severance, termination or similar Contract and any other employee benefit plan, program, policy, or arrangement providing for compensation, bonuses, commission, profit-sharing, stock option or other stock- or equity-linked benefits or rights, incentive, deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, retention, transaction, change of control payments, savings, pension, retirement, post-employment or retirement benefits or other employee compensation plan, program, policy, agreement, program, arrangement or commitment, in each case, whether written or unwritten, formal or informal, which Seller currently sponsors, or to which Seller has any outstanding present or future obligations to contribute or other Liability, whether voluntary, contingent or otherwise (collectively, the “Plans”).

(b)            Seller has provided an accurate and complete copy of the following documents to Buyer: (i) each Plan (including all plan documents and amendments thereto and summary of the material terms of any Plan that is not in writing); (ii) the most recent Form 5500 annual report with accompanying schedules and attachments filed with the IRS, (iii) the most recent Form 1094 and Form 1095 filed with the IRS, (iv) the most recent summary plan description for each Plan (as well as any summary of material modifications thereto), (v) the current employee handbook or similar document of the Business and (vi) the most recently received determination or opinion letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Plan that is intended to qualify under Section 401(a) of the Code.

(c)            All contributions (including all employer contributions and Seller Employee salary reduction contributions), premiums and expenses to or in respect of the Plans have been timely paid in full or, to the extent not yet due, have been adequately accrued for in accordance with GAAP.

(d)            With respect to Seller and any entity that is required to be aggregated with Seller under Section 414 of the Code (such aggregated entities referred to as, the “ERISA Controlled Group”), (i) there is no “multiemployer plan” (as defined in Sections 4001(a)(3) or 3(37)(A) of ERISA) under which Seller or an ERISA Controlled Group have any present or future obligations, whether contingent or otherwise, or under which a Seller Employee has any present or future right to receive benefits; (ii) none of the Plans and no plan that is or has been maintained or contributed to by a member of the ERISA Controlled Group is a pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; and (iii) none of the Plans is a “multiple employer plan” (as defined in Section 413(c) of the Code) or a multiple employer welfare plan (as defined in Section 3(40) of ERISA). No Plan provides for post-employment health benefits to any Seller Employee or former employee of Seller or any Seller Affiliate, except as required by COBRA.

(e)            Except as set forth on Schedule 4.17(e), there are no Proceedings pending or, to the Knowledge of Seller, threatened, against Seller with respect to any Plans, other than routine claims for benefits in the ordinary course of business.

(f)             Each Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code. Seller and each ERISA Controlled Group has complied with all of the continuation coverage requirements of COBRA and the requirements of Section 5000 of the Code. Each Plan that is intended to be Tax-qualified under Section 401(a) of the Code (“Retirement Plans”) from which assets may be transferred or involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to a Retirement Plan of Buyer has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS concerning the Tax-qualification of such Plan and no event or circumstance exists that would be reasonably expected to adversely affect such qualification.

(g)            Except as set forth on Schedule 4.17(g), neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate, or any current or former consultant or contractor of Seller or any Seller Affiliate to any payment or benefit; (ii) increase the amount or value of any payment, compensation or benefits due to any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate, or any current or former consultant or contractor of Seller or any Seller Affiliate; or (iii) accelerate the vesting, funding or time of payment or delivery of any compensation, equity award or other payment or benefit; (iv) result in any Liability or commitment by Buyer or any of its Affiliates under, or with respect to, any Plan to any Seller Employee, any current or former employee or director of Seller or any Seller Affiliate, or any current or former consultant or contractor of Seller or any Seller Affiliate; or (v) result in any “parachute payment” within the meaning of Section 280G of the Code or any similar foreign, state or local Laws.

4.18        Employee Matters

(a)            Schedule 4.18(a) sets forth an accurate and complete list of all Seller Employees, their salary or wage rates, bonus and other compensation, Paid Time Off, recognized date of hire, department, job title, scheduled hours per week, status as part-time, full-time, PRN or temporary, name of employer, work location, and whether such Seller Employees are active or on a leave of absence (and, if so, the type of leave). Seller and each Plan has properly classified individuals providing services to Seller as independent contractors or employees and as exempt or non-exempt from the application of state and federal wage and hour Laws for all purposes, as the case may be, and have properly reported all compensation paid to such service providers for all purposes. All Seller Employees are employees “at-will,” unless otherwise set forth on Schedule 4.18(a). Except as set forth on Schedule 4.12(a), Seller is not a party to any oral or written (i) employment agreement (including severance or change of control agreements), (ii) consulting agreement, or (iii) independent contractor agreement with any Person. No Seller Employee or other service provider of Seller or any Seller Affiliate has informed Seller or any Seller Affiliate (whether orally in or writing) of any plan to terminate employment with or services for Seller or any Seller Affiliate, and to the Knowledge of Seller, no such Person has any plans to terminate employment with or services for Seller or any Seller Affiliate.

(b)            Seller and the Seller Affiliates, as applicable, are not delinquent in payments to any of the Seller Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for any of them or any other amounts required to be reimbursed to such Seller Employees (including Paid Time Off and other benefits) or in the payment to the appropriate Governmental Authority of all required Taxes, insurance, Social Security and withholding thereon. As of the Effective Time, none of Seller or any Seller Affiliate, as applicable, will have any Liability to any of the Seller Employees or to any Governmental Authority for any such matters that are not properly reflected on the Reference Balance Sheet.

(c)            Except as set forth on Schedule 4.18(c): (i) there is no pending or, to the Knowledge of Seller, threatened, employee strike, work stoppage or labor dispute of the Business, and none has ever occurred; (ii) to the Knowledge of Seller, no union representation question exists respecting the Seller Employees, no demand has been made for recognition by a labor organization by or with respect to the Seller Employees or any other employees of Seller or any Seller Affiliate, no union organizing activities by or with respect to the Seller Employees or any other employees of Seller or any Seller Affiliate are taking place, and none of the Seller Employees or employees of any Seller Affiliate is represented by any labor union or organization; (iii) no collective bargaining agreement exists, has existed or is currently being negotiated by Seller; (iv) there is no unfair practice claim against Seller before the National Labor Relations Board pending or, to the Knowledge of Seller, threatened, against or involving the Business; (v) Seller and Seller Affiliate is in compliance with all Laws (including, but not limited to, applicable rules and regulations related to COVID-19) and Contracts to which such Seller or a Seller Affiliate is a party respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours with respect to the Seller Employees; (vi) none of Seller or any Seller Affiliate is engaged in any unfair labor practices with respect to the Seller Employees; and (vii) there are no pending or, to the Knowledge of Seller, threatened, complaints or charges related to the Business before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims or workers’ compensation claims.

(d)            Seller is in compliance with the terms and provisions of the Immigration Act. For the Seller Employees for whom compliance with the Immigration Act is required, Seller has obtained and retained a complete and accurate copy of each such Seller Employee’s Form I9 (Employment Eligibility Verification Form) and all other records or documents required to be prepared, procured or retained pursuant to the Immigration Act. Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order (as such terms are defined in the Immigration Act), nor has any Proceeding been initiated or threatened against Seller in connection with the Business, by reason of any actual or alleged failure to comply with the Immigration Act.

(e)            Neither Seller nor any Seller Affiliate has effectuated (i) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or operating units within any site of employment or facility of Seller or any Seller Affiliate or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of Seller or any Seller Affiliate.

4.19        Litigation Schedule 4.19(a) sets forth an accurate and complete list and summary description of all Proceedings with respect to Seller, the Business, or the Purchased Assets, as well as all Orders, settlements and conciliation Contracts under which Seller, the Unitholders, or any Seller Affiliate has current or future obligations with respect to the Business or the Purchased Assets. Except as set forth on Schedule 4.19(a), there are no Proceedings, Orders, compliance reports or information requests, subpoenas or production requests pending or, to the Knowledge of Seller, threatened, against or affecting (i) Seller, the Unitholders, or any Seller Affiliate with respect to the Business or the Purchased Assets, (ii) any Seller Employee or former employee or current or former agent of Seller or any Seller Affiliate, or (iii) any supplier or contractor at law or in equity, or before or by any Governmental Authority. Neither Seller nor the Business have been subject to any formal or informal (for which Seller or the Business has received notice) Proceeding of any Governmental Authority. There are no Proceedings pending or threatened by Seller against any Person. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any of the foregoing.

(b)            To the Knowledge of Seller, Seller is not the subject of any governmental investigation or inquiry and, to the Knowledge of Seller, there is no valid basis for any of the foregoing. Neither Seller nor any assets owned or used by Seller, are subject to any Order or unsatisfied judgment, penalty, award, settlement Contract or conciliation Contract. Seller has at all times been in compliance with each Order to which any of them, or any assets owned or used by them, is or has been subject. No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which Seller or any assets owned or used by Seller, is subject. Seller has never received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which Seller or any assets owned or used by Seller, is subject.

(c)            Seller has not engaged in any transaction that would reasonably be expected to subject Seller (or any successor-in-interest) to any avoidance action with respect to the Purchased Assets. Without limiting the generality of the foregoing, Seller has not, with respect to the Purchased Assets, (i) received any material payments from its account debtors outside the ordinary course of business, (ii) acquired or sold any asset other than for reasonably equivalent value, or (iii) conducted any business with any debtor-in-possession or bankrupt estate other than in the ordinary course of business.

(d)            There is no Proceeding or Order pending or, to the Knowledge of Seller, threatened, against or affecting Seller before any court or Governmental Authority that has or would reasonably be expected to have an adverse effect on Seller’s ability to perform under this Agreement or the other Transaction Documents with respect to any aspect of the Contemplated Transactions. Seller is not subject to any Order or other governmental restriction that would materially adversely affect the consummation of the Contemplated Transactions.

(e)            Neither the Unitholders nor any employee, officer, director, advisor or agent of Seller has engaged in any unlawful harassment (including, without limitation, sexual harassment) or similar misconduct in the course of or otherwise in connection with operating or performing services for Seller, and no allegations of unlawful harassment have been made in writing against Seller, the Unitholders, or any officer, director, advisor, employee, or agent of Seller.  Neither Seller nor the Unitholders have entered into any settlement agreements related to allegations of unlawful harassment or similar misconduct by any officer, director advisor, employee, or independent contractor of Seller.

4.20        Tax Matters. Except as set forth on Schedule 4.20:

(a)            Seller has timely filed all Tax Returns required to be filed by it, including all Tax Returns relating to the Purchased Assets and the Business (all of which are true, complete and correct in all material respects). All Taxes due and owing by Seller (whether or not shown on any Tax Return), including all Taxes with respect to the Purchased Assets and the Business, have been timely paid. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller is not the beneficiary of any extension of time within which to file any Tax Return.

(b)            Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Seller Employee, independent contractor, creditor, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All Persons who have provided services to Seller as independent contractors for Tax purposes were properly classified.

(c)            Seller has not taken, and will not take, any action in respect of any Taxes (including any withholdings required to be made in respect of Seller Employees) that may have an adverse impact upon the Purchased Assets or the Business as of or subsequent to the Effective Time.

(d)            There are no Tax Encumbrances on any of the Purchased Assets or the Business and no basis exists for the imposition of any such Encumbrances.

(e)            No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority for which Seller may have any Liability or which may attach to the Purchased Assets or the Business. There are no pending or threatened Proceedings for or relating to any Liability in respect of Taxes for which Seller may have any Liability or which may attach to the Purchased Assets or the Business. There are no matters under discussion by Seller with any Governmental Authority with respect to Taxes that may result in an additional amount of Taxes for which Seller may have any Liability or which may attach to the Purchased Assets or the Business.

(f)             Seller is not a party to any Tax allocation or sharing agreement or has any Liability with respect to any such agreement.

(g)            There is no Contract or plan to which Seller is a party that requires Seller to pay a Tax gross-up or reimbursement payment to any Person.

(h)            None of the Purchased Assets is an interest in a joint venture, partnership or other arrangement that is or should be treated as a partnership for Tax purposes.

(i)             No Tax Return relating to the Purchased Assets or the Business that was filed by Seller contains, or was required to contain, a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law). Seller has not entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b). Seller does not have any Liability for unpaid Taxes relating to the Purchased Assets or the Business of any Person as a former member of an affiliated group or as a transferee or successor, by contract, or otherwise. Seller has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method, and the IRS has not proposed any such adjustment or change in accounting method used by Seller.

(j)             Seller has (i) timely paid all sales and use Taxes required to be paid under all applicable Laws, (ii) properly collected and remitted all sales Taxes required under all applicable Laws, and (iii) for all sales that are exempt from sales Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(k)            Seller has (i) timely filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any unclaimed property and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient. None of the Purchased Assets is escheatable to any Governmental Authority under any applicable Laws.

(l)             No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns claiming that the Seller is or may be subject to taxation by that jurisdiction.

4.21        Environmental Matters. Except as set forth on Schedule 4.21:

(a)            Seller has at all times complied, and is in compliance with, and the Real Property and all improvements on the Real Property are in compliance with, all Environmental Laws.

(b)            Seller does not have any Liability under any Environmental Law with respect to any of the Purchased Assets, the Business, or the Real Property. There are no pending or, to the Knowledge of Seller, threatened, Proceedings or Orders based on, and none of Seller, the Unitholders, nor any Seller Affiliate has received notice of any complaint, Order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority or any other Person arising out of or attributable to any Environmental Condition or alleged noncompliance with any Environmental Law.

(c)            There are no Environmental Conditions existing at, underneath, or migrating to or from the Real Property, nor are there any Environmental Conditions resulting from, or which could reasonably be expected to result from, the operation of the Business or the Real Property.

(d)            Seller has been duly issued, and currently have and will maintain through the Effective Time, all Approvals and Permits required under any Environmental Law with respect to the Business. A true and complete list of such Approvals and Permits, all of which are valid and in full force and effect, is set forth on Schedule 4.21. No such Approval or Permit will terminate as a result of the consummation of the Contemplated Transactions, and no such Approval or Permit is required to be transferred to Buyer or any of its Affiliates as of the Effective Time in order for Buyer to lawfully operate the Business as presently operated on and after the Effective Time. Seller is, and at all times has been, in compliance with such Approvals and Permits.

4.22       Absence of Changes. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course of business and there has not occurred any change in the operation of the Business or any event or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date, Seller has not taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 6.2.

4.23       Health Care Matters

(a)            Seller and the Business have been and are presently in compliance with all Health Care Laws.

(b)            None of the Unitholders, Seller, the Practitioners, any Seller Employee, or any other officer, director, employee, or independent contractor of Seller, has been convicted of, charged with, or, to the Knowledge of Seller, investigated for, or has engaged in conduct that would constitute, an offense related to Medicare or any other Government Program or convicted of, charged with or, to the Knowledge of Seller, investigated for, or engaged in conduct that would constitute a violation of any Law related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct, obstruction of an investigation or controlled substances. None of the Unitholders, Seller, the Practitioners, any Seller Employee, or any other officer, director, employee, or independent contractor of Seller or the Business (whether an individual or entity), has been excluded from participating in any Government Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor are any such exclusions, sanctions or charges pending or, to the Knowledge of Seller, threatened. The Seller has, and has maintained, compliance programs and appropriate employee training and education programs in place consistent with OIG compliance program guidelines.

(c)            None of the Unitholders, Seller or any Seller Affiliate has received any notification, correspondence, or any other oral or written communication, including notification of any pending or threatened Proceeding or other action from any Governmental Authority, Private Program, or patient, of any potential or actual non-compliance by, or Liability of, the Unitholders, Seller, the Business, the Practitioners or the Purchased Assets under any Law. Seller has timely filed all material reports, data, and other information required to be filed with such Governmental Authorities regarding the Business and the Purchased Assets.

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(d)            None of the Unitholders, Seller, the Practitioners, the Business, the Seller Employees, or any other employees, officers, or directors of Seller has engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, et seq., or the regulations promulgated thereunder, or under any other federal or state statutes or regulations, or which are prohibited by applicable rules of professional conduct.

(e)            All billing and collection practices of, and claims submitted by, Seller with respect to all Government Programs and Private Programs have been in compliance with all applicable Laws, regulations and policies of, and Payor Agreements with, such Government Programs and Private Programs. Seller has not submitted any claims that are cause for civil penalties or overpayments under, or mandatory or permissive exclusion from, any Government Program, Private Program, or under the terms of a Payor Agreement. Seller has maintained such records as required by applicable Laws or third party payor policy supporting the provision of services billed under all Government Programs and Private Programs.

(f)             Each individual now or formerly employed by or contracted by Seller or any Seller Affiliate to provide professional services, including the Unitholders and the Practitioners, is or was duly licensed to provide such services, is or was in compliance with all Laws relating to such professional licensure and meets or met the qualifications to provide such professional services under applicable Laws and the terms and conditions of the Payor Agreements to which Seller is a party, in each case during the periods during which such employee or independent contractor provided such services on behalf of any of them.

(g)            Seller has utilized any funds received from the Provider Relief Fund in accordance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions. Seller maintains appropriate accounting records associated with such funds, including tracking the costs and other expenses for which stimulus funds are used and quantifying the lost revenue incurred by Seller during COVID-19.

4.24       Affiliate Transactions. Except as set forth on Schedule 4.24, no Seller Affiliate or Unitholder, directly or indirectly: (a) provides any services to the Business or is a lessor, lessee, or supplier to the Business; (b) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, Seller; (c) has any financial interest in or owns property or rights used in the Business; (d) is a party to any Contract relating to the Purchased Assets or the Business (other than compensation or employee benefits payable in the ordinary course of business); (e) received from or furnished to Seller any goods or services; or (f) has any financial interest in, or serves as an officer, manager, director of any customer, competitor or vendor, or supplier of the Business.

4.25       Covered Lives. As of May 31, 2021, the number of “Covered Lives” of Seller was 4,279.

4.26       Solvency. Seller is not insolvent and will not be rendered insolvent as a result of any of the Contemplated Transactions. For purposes hereof, the term “solvent” means that: (a) the fair salable value of Seller’s tangible assets is in excess of the total amount of its Liabilities (including for purposes of this definition all Liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on the Business and all businesses in which it is about to engage.

4.27       Brokers and Finders. Except as set forth on Schedule 4.27, there are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the Contemplated Transactions based on any Contract to which Seller is a party or that is otherwise binding upon Seller, and no Person is entitled to any fee or commission or like payment in respect thereof.

4.28       PQRS and MIPS Submissions. Except as set forth on Schedule 4.28, Seller has not participated in The Centers for Medicare and Medicaid Services (“CMS”) Physician Quality Reporting System (“PQRS’) program. None of Seller, the Unitholders, nor any Practitioner has been notified of any Medicare fee schedule reductions resulting from a failure associated with PQRS reporting. Seller has not participated in CMS’ Merit-Based Incentive Payment System. None of Seller, the Unitholders, nor any Practitioner has received notice of any downward adjustment of payment from any Government Program.

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4.29       COVID-19

(a)             Schedule 4.29(a) sets forth a true, correct and complete list of all COVID-19 Relief Programs in which Seller has participated, including the amount of funds requested, applied for and/or received under each such program. With respect to each COVID-19 Relief Program set forth or required to be set forth on Schedule 4.29(a), (i) Seller has made all attestations, certifications or other submissions or filings required to be made in connection therewith, (ii) all attestations, certifications or other submissions or filings made by or on behalf of Seller in connection therewith (whether required or otherwise) are and have been true, complete and accurate and in compliance with applicable Laws, and Seller was eligible to participate in such COVID-19 Relief Programs, (iii) Seller is and has been in compliance with all applicable Laws, covenants and other requirements in connection therewith, including the use of related funds, (iv) Seller has not been made the subject of or received any notice of any audit or review by any Governmental Authority in connection therewith, and (v) Seller has maintained books and records (including with respect to use of sale proceeds) sufficient to qualify or satisfy the terms and conditions for relief.

(b)             Except as set forth on Schedule 4.29(a), Seller has not experienced, any material business interruptions or material liabilities arising out of, resulting from or related to COVID-19 or any COVID-19 Measures, whether directly or indirectly, including (i) the failure of any supplier of Seller to timely deliver goods or services to Seller, (ii) reductions in customer demand, (iii) any default, cancellation, reduction or deferral under any project, purchase or any Contract to which Seller is party or any claim of force majeure by Seller or any counterparty to such Contract, (iv) restrictions on Seller’s operations, (v) reduced hours or operation or reduced aggregate labor hours, (vi) restrictions on uses of any of the Leased Real Property, (vii) workforce changes, including labor shortages, terminations, layoffs, furlough, shutdowns or changes to benefit or compensation programs, or (viii) the failure to comply with any COVID-19 Measure.

(c)             Except as set forth on Schedule 4.29(c), Seller has not elected to defer any Taxes payable by Seller pursuant to Section 2302 of the CARES Act. All Taxes payable by Seller which have been so deferred, if any, have been properly accrued for and are reflected on the Historical Financial Information.

(d)             The Seller’s application for the PPP Loan (and application for forgiveness thereof), including all representations and certifications therein, was true, correct and complete in all respects and was otherwise completed and submitted in accordance with all guidance issued in respect of the Payroll Protection Program described in the CARES Act (including all certifications therein). The Seller has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and has complied in all material respects with all requirements of the CARES Act and the Payroll Protection Program described in the CARES Act in connection therewith. Schedule 4.29(d) sets forth (i) the original amount of the PPP Loan received by Seller, (ii) the proceeds of the PPP Loan used by Seller, including a description of the use of such proceeds, amounts and dates of use, (iii) the outstanding amount of the PPP Loan, and (iv) the portion (if any) of the PPP Loan that has been forgiven.

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4.30       Investment in Equity Consideration Securities

(a)            Seller (i) is an “accredited investor” and comes within at least one of the enumerated categories under Rule 501(a) of Regulation D promulgated under the Securities Act, a copy of which is attached hereto as Exhibit L, (ii) shall submit to Buyer or Parent such further assurances of such status as may be reasonably requested by Buyer or Parent, and (iii) has furnished or made available any and all information requested by Buyer or Parent or otherwise necessary to satisfy any applicable verification requirements as to “accredited investor” status.

(b)            The Seller has substantial experience in evaluating and investing in companies similar to Parent. Seller is not relying upon any statement, representation or warranty made by any person (including, without limitation, Buyer, Parent or any of their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of Buyer and Parent expressly set forth in this Agreement, in making its investment or decision to invest in the Equity Consideration Securities. Seller has such knowledge and experience in financial and business matters so that the Seller is capable of evaluating the merits and risks of its investment in the Equity Consideration Securities. Seller understands and acknowledges that Parent has a limited financial and operating history and that an investment in the Equity Consideration Securities is highly speculative and involves substantial risks. Seller is able to fully bear the economic risk of the Seller’s investment in Parent and is able, without impairing the Seller’s financial condition, to hold the Equity Consideration Securities for an indefinite period of time and to suffer a complete loss of the Seller’s investment. Seller has had an opportunity to ask questions of, and receive answers from, Buyer and Parent’s representatives concerning this Agreement and the transactions contemplated hereby, as well as Buyer and Parent’s respective business, management and financial affairs, which questions were answered to Seller’s satisfaction. Seller has relied solely upon its own independent investigation in connection with its investment in the Equity Consideration Securities and has sought, such accounting, legal, business and tax advice as Seller has considered necessary to make an informed investment decision. Seller understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Equity Consideration Securities or made any findings or determination as to the fairness of an investment in the Equity Consideration Securities.

(c)             Seller is acquiring the Equity Consideration Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller has any binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Equity Consideration Securities.

(d)             Seller understands that the Equity Consideration Securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Unitholder’s representations as expressed herein or otherwise made pursuant hereto. Seller acknowledges that the Equity Consideration Securities must be held indefinitely, unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 of the Securities Act, which permits resale of securities purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Parent and certain holding periods of the Equity Consideration Securities. Seller acknowledges and agrees that Equity Consideration Securities will not be eligible for offer, resale or disposition pursuant to Rule 144 of the Securities Act until at least June 8, 2022. Seller understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Equity Consideration Securities.

(e)             Seller acknowledges and agrees that it learned about the Equity Consideration Securities through direct contact with Buyer and/or Parent, and not through any form of advertising or general solicitation.

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4.31        HSR. The “person” (as defined under the HSR Act, including 16 CFR 801.1(a)(1)) that includes the Seller does not and, as of the Closing shall not be “engaged in manufacturing” for purposes of 15 USC § 18a(a)(2)(B)(ii), and shall have neither (i) annual net sales (as defined under the HSR Act, including 16 CFR 801.11) equal to or exceeding the “$100,000,000 (as so adjusted and published)” threshold set forth in 15 USC § 18a(a)(2)(B)(ii); nor (ii) total assets (as defined under the HSR Act, including 16 CFR 801.11) equal to or exceeding the “$10,000,000 (as so adjusted and published)” threshold set forth in 15 USC § 18a(a)(2)(B)(ii).

4.32       Disclosure. No representation or warranty by the Unitholders and/or Seller in this Agreement and no statement contained in the Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Parent hereby represent and warrant to Seller and Unitholders that the statements contained in this Article 5 are true and correct as of the Execution Date and will be true and correct as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date).

5.1         Organization; Capacity. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer and Parent have the requisite power and authority to enter into this Agreement and the other Transaction Documents to which Buyer or Parent will become a party hereunder and to perform their respective obligations hereunder and thereunder.

5.2         Authority; Non-contravention; Binding Agreement

(a)            The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which each is a party or will become a party, and the consummation by Buyer and Parent of the Contemplated Transactions and their respective obligations under the Transaction Documents, as applicable (i) are within Buyer’s limited liability company powers, and Parent’s corporate powers, as applicable, and are not, and will not be, in contravention or violation of the terms of Buyer’s or Parent’s respective organizational or governing documents; (ii) except as set forth on Schedule 5.2(a), do not require any Approval of, filing or registration with, the issuance of any Permit by, or any other action to be taken by, any Governmental Authority to be made or sought by Buyer or Parent; and (iii) assuming the Approvals and Permits set forth on Schedule 5.2(a) are obtained, do not and will not require any Approval or other action under, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both) any Order or Law to which Buyer or Parent may be subject.

(b)            This Agreement and the other Transaction Documents to which Buyer or Parent is or will become a party are and will constitute the valid and legally binding obligations of Buyer or Parent, as applicable, and are and will be enforceable against Buyer or Parent, as applicable, in accordance with the respective terms hereof and thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. The Equity Consideration Securities, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities Laws.

5.3         Litigation. There is no Proceeding or Order pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or Parent or any of their properties or rights that challenges or may otherwise have the effect of preventing, rendering illegal, or otherwise delaying the Contemplated Transactions.

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5.4         Investment. The Buyer and the Parent are acquiring the Purchased Assets solely for investment and not as nominee or agent for the benefit of any other person or entity, and neither the Buyer nor the Parent have a current intention of distributing, reselling or assigning the Purchased Assets.

5.5         Buyer Sophistication. Buyer is sophisticated and experienced in financial, business and investment matters, and, as a result, Buyer is in a position to evaluate the merits and risks of the acquisition of the Purchased Assets and the tax consequences of such acquisition. Buyer has had advice and assistance of professional advisors in connection with evaluation of the Contemplated Transactions.

5.6         Brokers and Finders. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the Contemplated Transactions based on any Contract to which Buyer is a party or that is otherwise binding upon Buyer, and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7          Funds. Buyer shall have sufficient funds, or access to sufficient funds, to make, or cause to be made, the payments contemplated by Section 2.7 at the Closing.

6.	COVENANTS

6.1          Access to Premises; Information. From the Execution Date until the Effective Time, to the extent permitted by Law, Seller and the Unitholders shall, and shall cause the Seller Affiliates to, allow Buyer, its Affiliates, and their respective authorized Representatives access to, and the right to inspect, properties, Contracts, papers, and Books and Records of Seller, the Unitholders, and any Seller Affiliate relating to the Business or the Purchased Assets, and will furnish Buyer with such additional financial and operating data and other information relating to the Business or the Purchased Assets as Buyer may from time to time request without regard to where such information may be located. Seller and the Unitholders will furnish to Buyer’s, its Affiliates’ and their respective Representatives access, upon reasonable prior notice and during normal business hours, to the Seller Employees and the officers and agents of such Party who have responsibility for the operation of the Business. Buyer’s and its Affiliates’ right of access and inspection shall be made in such a manner as not to unreasonably interfere with the Business. No investigation by Buyer, its Affiliates or their respective Representatives or other information received by Buyer, its Affiliates or their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Unitholders or Seller in this Agreement or the Transaction Documents.

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6.2         Conduct of Business. From the Execution Date until the Effective Time, Seller and the Unitholders will (a) conduct the Business in the ordinary course of business; (b) preserve intact Seller’s corporate existence and business organization; (c) use their commercially reasonable efforts to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers, Seller Employees, licensors, distributors and others having business relationships with them, in each case with respect to the Business; (d) make all normal repairs, maintenance and planned capital expenditures with respect to the Business; (e) use their commercially reasonable efforts to preserve in all material respects their present properties used in or related to the operation of the Business, including the Personal Property; (f) comply in all material respects with all applicable Laws and all Material Contracts; (g) pay all Liabilities of the Business as such Liabilities become due and payable; and (h) maintain all existing Approvals and Permits applicable to the Business. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 6.2 or as expressly permitted by any other provision of this Agreement, Seller and the Unitholders will not, from the Execution Date until the Effective Time, directly or indirectly, do, agree or commit to do, or take any action, or fail or omit to take any action that would result in, any of the following without the prior written consent of Buyer:

(i)            sell, lease, license, assign, convey, distribute or otherwise transfer or dispose of any of the Purchased Assets, except dispositions of Inventory in the ordinary course of business, with comparable replacement thereof;

(ii)           fail to maintain the Purchased Assets in at least as good condition as they are being maintained on the date hereof;

(iii)           mortgage, pledge or subject to any Encumbrance any portion of the Purchased Assets, other than Permitted Encumbrances;

(iv)          incur any Indebtedness or guarantee any Indebtedness;

(v)           amend, modify, accelerate or terminate, as applicable, any Material Contract or Permit, or hold discussions with former or potential customers about a Material Contract or material new or renewed business without Buyer’s consent;

(vi)          waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration with respect to the Business or the Purchased Assets;

(vii)         disclose to any Person that is not subject to any confidentiality or non-disclosure agreement, or otherwise fail to maintain or protect the confidentiality of, any Trade Secrets of, or related to, the Business (including source code included in the Owned Intellectual Property) or other Confidential Information;

(viii)        (A) increase the compensation or benefits payable or to become payable to any Practitioner or other referral source of Seller, a Seller Employee, or any director, manager, officer or consultant of the Business, including the Unitholders; (B) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any change in control, employment, consulting or severance agreement with, any Unitholder, Seller Employee, or any other Person, including any director, manager, officer or consultant of the Business; (C) establish, adopt, enter into, amend, modify or terminate any Plan, except to the extent required by applicable Laws; or (D) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Plan;

(ix)           (A) make loans or advances to, guarantees for the benefit of, or any investments in any Person or (B) cancel any Indebtedness owed to Seller or waive any claims or rights of value;

(x)            make any change in the accounting policies, practices, principles, methods or procedures of the Business, other than as required by GAAP or by applicable Laws;

(xi)           (A) accelerate or delay collection of notes receivable or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (B) delay or accelerate payment of any account payable related to the Business in advance of or beyond its due date or the date such Liability would have been paid in the ordinary course of business; (C) make any changes to the cash management policies of the Business; (D) delay or postpone the repair or maintenance of the any of the Purchased Assets; or (E) vary any inventory purchase practices of the Business in any material respect from past practices;

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(xii)          make any capital expenditure commitment in excess of $10,000 for additions to property, plant, equipment, intangible or capital assets of the Business or for any other purpose, other than for routine and customary repairs or replacement, the payment of which is to be made prior to the Closing Date;

(xiii)         fail to keep in force the Insurance Policies or replacement or revised provisions providing insurance coverage with respect to the Purchased Assets or the Business as are currently in effect;

(xiv)         take or omit to take any action that, individually or in the aggregate, could reasonably be expected to result in any representation or warranty of Seller to be untrue, result in a breach of any covenant made by Seller in this Agreement, would require disclosure pursuant to Section 6.4 or could reasonably be expected to result in any condition set forth in Article 8 not being satisfied;

(xv)         enter into any new line of business or make any material change in the Business or the operation of the Purchased Assets; or

(xvi)         acquire (including by merger, consolidation, license or sublicense) any interest in any Person or material portion of the assets or business of any Person, or otherwise acquire any material asset other than in the ordinary course of business.

6.3         Consents to Assignment

(a)             Seller, with the reasonable assistance of Buyer, shall be responsible for obtaining or delivering prior to the Closing, any and all consents or notices to assign or transfer any Assumed Contract. Each Party shall cooperate with the other as reasonably requested to obtain any such consents or deliver any such notices.

(b)            Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way adversely affect the rights of Seller thereunder (or the rights of Buyer thereunder following the Effective Time), unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially and adversely affect the rights of Seller thereunder (or the rights of Buyer thereunder following the Effective Time), then Seller shall, upon the request of Buyer, cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Assumed Contract, including enforcement of any and all rights of Seller against the other party or parties thereto. At Buyer’s written request, any Assumed Contract will be assigned to Buyer notwithstanding the failure to obtain any consent thereto. To the extent Buyer cannot receive the benefit of an Assumed Contract due to the failure or inability to obtain the necessary consent from the counterparty to such Assumed Contract, then, at Buyer’s option, such Contract shall be deemed an Excluded Contract, and all Liabilities with respect to such Contract shall be Excluded Liabilities.

(c)            If, prior to the Closing, Buyer (i) discovers information regarding an Assumed Contract that causes Buyer to determine in its reasonable discretion that such Assumed Contract may violate applicable Laws, or (ii) decides not to assume any Assumed Contract for any reason or no reason at all, Buyer shall have the right to designate such Assumed Contract as an Excluded Contract by giving Seller written notice of such election prior to the Closing Date, and as a result, such Contract shall be deemed an Excluded Contract.

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6.4         Notification of Certain Matters

(a)             From the Execution Date until the Closing Date, Seller and the Unitholders shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event, circumstance or fact that is reasonably likely to cause any representation or warranty of Seller or the Unitholders contained in this Agreement to be untrue in any material respect; (ii) any failure of Seller or the Unitholders to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; and (iii) any other material development affecting the Purchased Assets or the Assumed Liabilities, including, but not limited to, the notice of non-renewal or termination of a Material Contract. Such notice shall provide a reasonably detailed description of the relevant circumstances and shall include the amount that Seller and the Unitholders believe, based on facts known to Seller and the Unitholders, would be payable by Seller or the Unitholders pursuant to the indemnification provisions set forth in Article 10. The content of any notice or update delivered by Seller and the Unitholders to Buyer prior to the Closing Date pursuant to this Section 6.4 shall not be deemed to amend or supplement the Schedules or to modify the applicable representations, warranties and covenants contained in this Agreement or the other Transaction Documents for purposes of determining whether applicable conditions precedent in Article 8 are satisfied or for purposes of determining or calculating Seller’s and the Unitholders’ indemnification obligations set forth in Article 10.

(b)             If (i)  Seller or the Unitholders discover at any time following the Execution Date that any Material Contract exists that is not disclosed on Schedule 4.12(a) or any Contract exists that is not disclosed on Schedule 2.1(d); or (ii) Seller enters into a Contract between the Execution Date and the Closing Date that would be required to be disclosed on Schedule 4.12(a) or Schedule 2.1(d), then Seller and the Unitholders shall promptly notify Buyer of such fact and provide Buyer with an accurate and complete copy of such Contract. Buyer may, in its sole discretion, designate such Contract either as an Assumed Contract or Excluded Contract, and if Buyer elects to treat such Contract as an Assumed Contract, the Parties shall update Schedule 2.1(d) accordingly.

6.5         Approvals. Between the Execution Date and the Closing Date, (a) Buyer, at its sole cost and expense, shall take all reasonable steps to obtain as promptly as practicable all Approvals and Permits necessary for Buyer’s operation of the Business following the Effective Time, including, without limitation, any Approvals or exemptions required by the Florida Agency for Health Care Administration, and (b) Seller and the Unitholders, at their sole cost and expense, shall take all reasonable steps to obtain as promptly as practicable all Approvals and Permits necessary for Seller to transfer the Purchased Assets to Buyer. Notwithstanding the foregoing, Buyer and Seller agree to cooperate with each other and to provide such information and communications to each other or to any Governmental Authority as may be reasonably requested in order to obtain the Approvals and Permits contemplated above or otherwise necessary to consummate the Contemplated Transactions.

6.6          Additional Financial Information. Within ten (10) days following the end of each calendar month between the Execution Date and the Closing Date, Seller will deliver to Buyer copies of the unaudited balance sheets and the related unaudited statements of operations relating to the Business for each month then ended and any additional financial statements or information to the extent such additional statements or information are prepared in the ordinary course of business. Such financial statements shall be prepared from and in accordance with the Books and Records of Seller, shall fairly present the financial position and results of operations of the Business as of the date and for the period indicated, and shall be prepared in accordance with GAAP, consistently applied, except that such financial statements need not include required footnote disclosures, nor reflect normal year-end adjustments or adjustments that may be required as a result of the Contemplated Transactions.

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6.7         Closing Conditions. Between the Execution Date and the Closing Date, Seller, the Unitholders, and Buyer will use their commercially reasonable efforts to cause the conditions specified in Article 8 and Article 9 over which Seller, the Unitholders, Buyer, or any of their Affiliates, as applicable, have control to be satisfied as soon as reasonably practicable.

6.8         Interim Operating Reporting. During the period from the Execution Date until the Closing Date, Seller and the Unitholders shall cause their respective Representatives to confer from time to time as requested by Buyer with one or more Representatives of Buyer to report material operational matters in respect of the Business and to report the general status of ongoing operations. Seller and the Unitholders shall notify Buyer in writing of any adverse change in the financial position or earnings of the Business after the Execution Date and prior to the Closing Date and any unexpected emergency or other unanticipated change in the Business and of any complaints or Proceedings (or communications indicating that the same may be contemplated) by or on behalf of Governmental Authorities or of any other such matter and shall keep Buyer fully informed of such events.

6.9         Social Media Accounts. Immediately prior to the Closing Date, Seller shall grant Buyer exclusive access rights and permissions to the social media accounts owned or operated by Seller set forth on Schedule 4.11(a).

6.10       Exclusivity. In consideration of the time, effort and other expense expended by Buyer in connection with the Contemplated Transactions, Seller and the Unitholders will not, and will cause the Seller Affiliates and each of their respective Representatives not to, after the Execution Date and until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 12, whether directly or indirectly, (a) initiate, solicit, encourage, respond to, or otherwise facilitate any inquiries or proposals or enter into or continue any discussions, negotiations, understandings, arrangements or agreements (other than with Buyer or its Representatives) relating to: (i) any sale or lease of all or any material portion of the Purchased Assets or any equity interest in any entity that directly or indirectly owns or leases any portion of the Business or any material portion of the Purchased Assets (including by merger or consolidation); (ii) any management or lease arrangement in connection with the business and operation of the Business; or (iii) any other material transaction involving all or any material portion of the Purchased Assets (each an “Alternative Transaction”); (b) provide any assistance, information, documents or data to, or otherwise cooperate or have discussions with, any Person (other than Buyer or its Representatives) in connection with any inquiry, offer, proposal or agreement relating to a possible Alternative Transaction; (c) afford any access to the personnel, offices, facilities, properties or the Books and Records of Seller to any Person (other than Buyer or its Representatives) relating to an Alternative Transaction; or (d) otherwise assist or facilitate the making of, or cooperate in any way regarding any inquiry, offer, proposal or agreement by any Person (other than Buyer or their Representatives) relating to a possible Alternative Transaction. In the event an inquiry, offer, proposal or agreement relating to an Alternative Transaction is received by Seller, the Unitholders, any Seller Affiliate, or any of their respective Representatives from a Person (other than Buyer or its Representatives), Seller and the Unitholders will promptly notify Buyer of the receipt of such inquiry, offer, proposal or agreement, which notice shall include information as to the substance of such inquiry, offer, proposal, or agreement and the identity of the Person making such inquiry, offer, proposal, or agreement, and will promptly notify the Person making such inquiry, offer, proposal, or agreement of the existence of this exclusivity covenant (but not disclose the identity of any other Parties to this Agreement or any terms of this Agreement) and of Seller’s unwillingness to discuss any Alternative Transaction until this Agreement is terminated. Seller and the Unitholders agree and acknowledge that the violation of the covenants or agreements in this Section 6.10 would cause irreparable injury to Buyer and its Affiliates and that monetary damages and any other remedies at law for any violation or threatened violation thereof would be inadequate, and that, in addition to whatever other remedies may be available at law or in equity, Buyer and its Affiliates shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond or other security. Promptly following the Execution Date, Seller and the Unitholders shall, and shall cause the Seller Affiliates to, request that (i) all Confidential Information previously disclosed to any other Person (except Buyer or its Representatives) in connection with the sale process of the Business be destroyed or returned to Seller; (ii) all notes, abstracts and other documents that contain Confidential Information be destroyed; and (iii) the receiving party of such Confidential Information provide Seller and the Unitholders a written certification of an officer of the receiving party that the foregoing clauses (i) and (ii) have been satisfied.

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6.11       Noncompetition and Nonsolicitation

(a)            Through the period ending on the five (5) year anniversary of the Closing Date (the “Restricted Period”), none of Seller, the Beneficiaries, or any of their respective Affiliates, shall, directly or indirectly, for itself, himself, herself, or through any other Person, in any capacity: (i) within Orange County, Florida, Osceola County, Florida, or Lake County, Florida (the “Geographic Area”), (A) engage, participate in, or consult with any practice of medicine, (B) engage in or participate in the operation, management, administration, or control of a medical practice or other facility which provides primary care, acupuncture, radiology, minor surgeries, pharmacy, laboratory, or other specialty healthcare services, (C) engage in or participate in the sale of medical products or service, or (D) otherwise engage in or participate in any activity competitive with all or any portion of the Business as conducted during the two (2) year period preceding the Closing Date (the “Measurement Period”), or (ii) have any direct or indirect ownership interest in, participate in, or permit his, her, or its name to be used in connection with, any business within the Geographic Area which is either, directly or indirectly, engaged in or in competition with the Business as conducted during the Measurement Period other than as an employee of or consultant to Buyer or its Affiliates (including, after the Closing, Seller); provided, that the passive ownership of less than two percent (2%) of the issued and outstanding equity interests of any publicly traded corporation shall not be deemed, solely by reason thereof, a violation of this Section 6.11(a). For purposes of this Agreement, the term “participate in” includes any direct or indirect interest in any enterprise, whether as a equityholder, member, partner, joint venturer, franchisor, franchisee, owner, investor, agent, employee, executive, consultant or otherwise or rendering any direct or indirect service or assistance to any Person.

(b)            During the Restricted Period, none of Seller, the Beneficiaries, or any of their respective Affiliates, shall, directly or indirectly, other than as an employee of or consultant to Buyer or its Affiliates (including, after the Closing, Seller) (i) solicit for hiring or hire any Person who during the Restricted Period is or was an employee or independent contractor of Buyer or its Affiliates (including, after the Closing, Seller), or who was at any time during the twelve (12) month period preceding the Closing Date, an employee or independent contractor of Seller (such person, a “Restricted Person”), or otherwise interfere with or seek to encourage, influence or persuade any such Person to terminate or diminish his or her relationship with Buyer or its Affiliates (including, after the Closing, Seller) (whether for the purpose of entering into any relationship on behalf of any Person in competition with the Business or otherwise); or (ii) (A) encourage, influence or solicit business from any Person that during the Restricted Period is or was a patient, referral source, client or customer of Buyer or its Affiliates (including, after the Closing, Seller), or who was at any time during the twelve (12) month period preceding the Closing Date, a patient, referral source, client or customer of Seller (or any successor in interest to any such Person) (whether for the purpose of entering into any relationship on behalf of any Person in competition with the Business or otherwise), or (B) solicit, encourage, attempt to influence, initiate or participate in discussions or negotiations with, or provide any information to, any Person who during the Restricted Period is or was a lessor, agent, licensor, supplier, payor, patient, referral source, client or customer of Buyer or its Affiliates (including, after the Closing, Seller) or who was at any time during the twelve (12) month period preceding the Closing Date, a lessor, agent, licensor, supplier, payor, patient, referral source, client or customer of Seller with respect to the termination or other alteration of his, her or its relationship with Buyer or any of its Affiliates (including, after the Closing, Seller) (whether for the purpose of entering into any relationship on behalf of any Person in competition with the Business or otherwise), (iii) otherwise interfere with the relationship of Buyer or any of its Affiliates (including after the Closing, Seller), on the one hand, and any such lessor, agent, licensor, supplier, payor, patient, referral source, client or customer on the other or (iv) disparage Buyer or its Affiliates (including after the Closing, Seller) to any Person. Notwithstanding the foregoing, the restrictions set forth in this Section 6.11(b) shall not prohibit DR or any of her Affiliates from soliciting for hire or otherwise Jamie de la Sota, Ruben Rua, Andy Rua or Zoraida Ramos for the purpose of any business or activity not competitive with the Business or any other business related to the practice of medicine.

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(c)            During and at all times after the Restricted Period, each of Seller and the Beneficiaries agree that he, she, or it will not use or register, and will not permit, contact, recruit, encourage or solicit others to use or register, directly or indirectly, in connection with the Business or in connection with any business that is competitive with or similar to the Business, anywhere in the world: (i) any mark incorporating the “DNF Medical Centers” name, in whole or in part, (including, without limitation, any variation, abbreviation or English or foreign equivalent of such names) or (ii) any mark confusingly similar to “DNF Medical Centers” or any abbreviation thereof. Each of Seller and the Beneficiaries further agree not to challenge Buyer’s right to own, license, or assign the Owned Intellectual Property or Transferred Intellectual Property.

(d)            Each of Seller and the Beneficiaries hereby acknowledge and agree that the covenants and agreements set forth in this Section 6.11 applicable to such Parties were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, that such covenants and agreements are reasonable and not unduly burdensome, that Buyer would not have entered into this Agreement or agreed to engage in any of the Contemplated Transactions without each of Seller and the Beneficiaries agreeing to the covenants and agreements applicable to them set forth in this Section 6.11, that each of them possesses of goodwill of the Business, and that Buyer would incur a significant loss of the goodwill being purchased as part of the Contemplated Transactions if any of Seller and/or the Beneficiaries were to breach any of the provisions of this Section 6.11 applicable to them. Each of Seller and the Beneficiaries recognize and agree that he, she, or it can abide by the agreements and covenants set forth in this Section 6.11 applicable to them and still find gainful employment in his or her chosen field of employment, as applicable, without violating these agreements and covenants. Therefore, in addition to any of its rights under this Agreement and any other rights and remedies that it may have at law or in equity, Buyer shall be entitled (i) to obtain injunctive relief restraining any actual or threatened breach of this Section 6.11 and to have this Section 6.11 specifically enforced without need to post bond and to recover its reasonable attorneys’ fees and costs incurred thereby, it being agreed that any actual or threatened breach of this Section 6.11 would cause irreparable injury and that money damages would not provide an adequate remedy; (ii) to require any of Seller or the Beneficiaries if he, she, or it commits any actual or threatened breach of any of the provisions applicable to them under this Section 6.11 to account for and pay over any profits, monies, accruals, increments or other benefits derived or received by Seller and the Beneficiaries as the result of any such actual or threatened breach; and (iii) with respect to the solicitation and hiring by Seller or a Beneficiaries of a Restricted Person in breach of Section 6.11(b), to payment by Seller and the Beneficiaries of liquidated damages in an amount equal to three hundred percent (300%) of the annual salary paid by Seller to the employee or employees hired in breach of Section 6.11(b).

(e)            If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.11 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The provisions of this Section 6.11 shall be in addition to, and not in limitation of, any other similar provisions to which any of Seller or the Beneficiaries is bound or may be bound in the future.

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(f)             Notwithstanding anything to the contrary contained herein, Buyer shall have the unilateral power to amend or modify this Section 6.11, in whole or in part, to reduce the scope, duration, area or the term or any other provision of this Section 6.11, and this Agreement shall be enforceable as so modified after any such amendment.

(g)            Buyer shall be entitled to provide a copy of this Section 6.11 and any terms incorporated herein to any Person that Buyer reasonably believes may be employing or retaining the services of Seller or any Beneficiary.

6.12       Confidentiality

(a)            Unless the prior written consent of the other Parties is obtained, except as otherwise required by applicable Laws, or in connection with the seeking of any Approval or Permit contemplated by this Agreement or any consent to the assignment of any of the Assumed Contracts or as reasonably necessary to satisfy any of the Parties’ conditions or pre-Closing covenants, or as required by Parent pursuant to the Securities Exchange Act of 1934, each of the Parties shall keep confidential and not disclose, and cause its Affiliates, its Representatives, and its Affiliates’ Representatives to keep confidential and not disclose the terms and status of this Agreement and the other Transaction Documents, the Contemplated Transactions, and the identity of the other Parties. Notwithstanding the foregoing, each of the Parties shall have the right to communicate and discuss with, and provide to, its respective Representatives any information regarding the terms and status of this Agreement and the other Transaction Documents and the Contemplated Transactions.

(b)            Prior to the Closing, unless otherwise required by applicable Laws (in which case the disclosing Party will use its commercially reasonable efforts to notify the non-disclosing Party of such disclosure), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media in connection therewith without the prior written consent of the other Party. To the extent that any press releases or public announcements are to be issued or made following the Closing to patients, customers, vendors, and employees relating to the Contemplated Transactions the timing and content of such press releases and public announcements shall be determined solely by Buyer and Parent. Notwithstanding anything to the contrary contained herein, Buyer and Parent are hereby permitted to make public announcements, filings, and press releases regarding the Contemplated Transactions following the Execution Date without having to obtain the prior consent of Seller or the Unitholders; provided that Buyer or Parent provide Seller and the Unitholders with a copy of any such public announcement or press release after it is made public.

(c)            Notwithstanding the foregoing, any Party may disclose Confidential Information received from any other Party in an action or Proceeding brought by a Party in pursuit of its rights or in exercise of its remedies hereunder.

6.13       Insurance Policies. Seller will obtain supplemental insurance policies (the “Tail Policies”) providing for extended reporting periods for claims made after the Effective Time in respect of events occurring prior to the Effective Time, in form and substance reasonably acceptable to Buyer, for any claims-made Insurance Policies held for the benefit of the Business, the Purchased Assets or the Practitioners, including professional liability coverage, relating to all periods prior to the Effective Time, and to have the effect of converting such claims-made Insurance Policies into “occurrence based” coverage. Such Tail Policies shall extend for the greater available option of an indefinite period of time or the maximum time period permissible by each respective Insurance Policy and shall provide minimum coverage in an amount no less than the coverage currently maintained under the applicable Insurance Policy. Seller and the Unitholders shall deliver to Buyer evidence of Seller’s purchase of the Tail Policies at least five (5) Business Days prior to the Closing Date. The cost of the Tail Policies shall be borne by Seller.

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6.14       Credentialing Information. Seller and the Unitholders shall use its and their best efforts to, or to cause the relevant Practitioners to, in a timely manner, supply Buyer and its Affiliates, with any and all information or signatures necessary to complete its credentialing process with all Government Programs and Private Programs necessary to operate the Business in the ordinary course of business.

6.15       Release. Effective as of the Closing, each of Seller and the Unitholders, on behalf of itself and their respective Affiliates and their respective past, present or future successors (each, a “Releasing Party”), hereby irrevocably waives, releases, remises, and forever discharges Buyer, Parent, and their Affiliates (including, after the Closing, Seller) and their respective past, present or future Unitholders, stockholders, partners, members and Representatives and each of their respective successors from any and all actions, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, Liabilities, express or implied contractual obligations, obligations of payment or performance, rights of offset or recoupment, accounts, Losses or expenses (including, without limitation, attorneys’ fees and other professional fees and expenses), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, which such Releasing Party or any of its Affiliates may have against such Party as of the date hereof (other than claims and representations arising directly under this Agreement, which such claims shall be governed by Article 10) (collectively, the “Claims”). Each of Seller and the Unitholders understand that the released Claims include not only Claims presently known to it, but also include all unknown or unanticipated Claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released Claims as described above. Each of Seller and the Unitholders understand that it may hereafter discover facts different from what it now believes to be true, which if known, could have materially affected this release, but it nevertheless waives any Claims or rights based on different or additional facts.

7.	ADDITIONAL AGREEMENTS.

7.1         Employees

(a)            As of the Effective Time, Seller shall terminate or cause the Seller Affiliates to terminate all of the active Seller Employees, and Buyer shall offer employment to substantially all such Seller Employees who are in good standing in accordance with terms and conditions of employment established by Buyer; provided, however, that Buyer reserves the right not to hire any individual Seller Employee for any reason whatsoever.

(b)            The term “Transferred Employee” as used in this Agreement means a Seller Employee who accepts employment with Buyer as of the Effective Time. The terms of all such Transferred Employees’ employment with Buyer shall be in accordance with the usual and customary practices of Buyer and its Affiliates.

(c)            At or before the Closing, Seller shall have settled any and all Liabilities pertaining to unused Paid Time Off for all Seller Employees as of immediately prior to the Closing and Seller shall have provided evidence of such settlement to Buyer (in form and substance reasonably acceptable to Buyer). For the avoidance of doubt, the Liabilities described in the immediately preceding sentence shall constitute Excluded Liabilities.

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(d)            Prior to the Effective Time, Seller shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Seller Employees as a result of any action by Seller or any Seller Affiliate on or prior to the Effective Time, or following the Effective Time with respect to any Seller Employee who does not become a Transferred Employee for any reason.

(e)            With respect to any Seller Employee (other than the Transferred Employees) or former employee of Seller or any Seller Affiliate and any eligible spouse or dependent thereof, Seller shall retain the obligation for providing notices and continuation coverage under COBRA. Seller shall offer continuation coverage under the applicable Plan of Seller to the fullest extent required by COBRA.

(f)            As of the Effective Time, Seller will, at its expense or at the expense of the applicable Plan, (i) discontinue participation of the Transferred Employees in all applicable Plans, (ii) take such actions as are necessary to make, or cause such Plans to make, timely appropriate distributions to such Transferred Employees to the extent required or permitted by, and in accordance with, such Plans and applicable Laws, as determined by Seller and/or its counsel, and (iii) comply with all applicable Laws in connection with the foregoing. As of the Closing Date, Seller will have fully funded all benefits provided under any retirement, annuity, or custodial account Plan intended to be qualified under Sections 401 or 403 of the Code maintained or contributed to by Seller or any Seller Affiliate.

(g)            Notwithstanding any provision herein to the contrary, no term of this Agreement shall be deemed to (i) create any Contract with any Transferred Employee (except as set forth in the Executive Employment Agreement and the Physician Employment Agreements), (ii) give any Transferred Employee the right to be retained in the employment of Buyer or any of its Affiliates, (iii) interfere with Buyer’s right to terminate the employment of any Transferred Employee at any time, or (iv) obligate Buyer or any of its Affiliates to adopt, enter into, or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time. Nothing in this Agreement shall diminish Buyer’s right to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants, and agreements contained herein are for the sole benefit of the Parties, and the Transferred Employees are not intended to be and shall not be construed as beneficiaries hereof.

7.2         Post-Closing Access to Information. Each of Buyer, Parent, Seller, and the Unitholders acknowledges that, subsequent to the Effective Time, Buyer, Parent, Seller, and the Unitholders may need access to information, documents, or computer data in the control or possession of the other, and Seller or the Unitholders may need access to records that are a part of the Purchased Assets for purposes of concluding the Contemplated Transactions and for audits, investigations, compliance with governmental requirements, regulations, and requests, and the prosecution or defense of Third-Party Claims. Accordingly, Buyer and Parent agree that, at the sole cost and expense of Seller and the Unitholders, they will make available to Seller, the Unitholders, and their respective Representatives such documents and information as may be available relating to the Purchased Assets and the Business in respect of periods prior to the Effective Time and will permit Seller and the Unitholders (or their respective Representatives) to make copies of such documents and information. Seller and the Unitholders agree that, at the sole cost and expense of Buyer and Parent, Seller and the Unitholders will make available to Buyer, Parent and their Representatives such documents and information as may be in the possession of Seller, the Unitholders, or any Seller Affiliate relating to the Excluded Assets and will permit Buyer and Parent (or their Representatives) to make copies of such documents and information.

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7.3          Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

7.4          Change of Restricted Names. No later than three (3) Business Days after the Closing Date, Seller and the Unitholders, with Buyer’s reasonable assistance, shall file with the applicable Governmental Authority all applications or amendments to abandon or change each of the Restricted Names that were delivered at Closing pursuant to Section 3.2(n). Additionally, Seller and the Unitholders shall take such actions and execute such documents as may be necessary for Buyer to make appropriate assumed name filings in order to evidence and protect Buyer’s right to use the Restricted Names in connection with the operation of the Business after the Effective Time, and Seller and the Unitholders shall take all necessary action to eliminate the Restricted Names from, or paint over or otherwise permanently obscure the Restricted Names on, any signage or other materials (including any publicly distributable documents and other materials bearing such Restricted Names) owned or controlled by Seller and the Unitholders following the Effective Time.

7.5          Professional Medical Services. Seller shall cease to provide all professional medical services as of the Closing Date, and upon the earlier of (i) thirteen (13) months after the Closing Date, and (ii) the resolution of any pending litigation against Seller, the Unitholders shall (and shall cause Seller to) dissolve Seller in accordance with the laws of the State of Florida.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT.

The obligations of Buyer and Parent to consummate the Contemplated Transactions and to perform its obligations in connection with the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived in writing by Buyer and Parent:

8.1          Representations and Warranties. Each of the representations and warranties of Seller and the Unitholders contained in this Agreement and the other Transaction Documents (a) that is not qualified by materiality or similar phrases and is not a Seller Fundamental Representation shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (b) that is qualified by materiality or similar phrases or that is a Seller Fundamental Representation, shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates).

8.2          Performance. Seller and the Unitholders shall have performed and complied with all agreements, obligations and covenants contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by Seller or the Unitholders at or prior to the Closing.

8.3          No Material Adverse Effect. There shall have been no Material Adverse Effect.

8.4          Pre-Closing Confirmations. Buyer and Parent shall have obtained documentation or other evidence reasonably satisfactory to Buyer and Parent that:

(a)             all Governmental Authorities whose Approval is required for Buyer, Parent, Seller, and each Unitholder to consummate the Contemplated Transactions have given (or will give) such Approval effective as of the Effective Time, and all Approvals and Permits required by Law to operate the Business will be transferred to, or reissued in the name of, Buyer effective as of or prior to the Effective Time;

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(b)             the Government Programs and all material Private Programs shall have certified and enrolled Buyer, Buyer’s Affiliates, the Business and the Practitioners under the auspices of Buyer in the applicable Government Programs or Private Programs effective as of the Effective Time, and the Business, and the Practitioners will be entitled to participate in and receive reimbursement from the Government Programs and Private Programs effective as of the Effective Time; and

(c)             Each Unitholder is an “accredited investor” as defined under Rule 501(a) of Regulation D promulgated under the Securities Act.

8.5          Action/Proceeding. No Governmental Authority shall have issued an Order restraining or prohibiting the consummation of the Contemplated Transactions. No Person shall have commenced or threatened in writing to commence any Proceeding before any Governmental Authority that seeks to restrain or prohibit the consummation of the Contemplated Transactions or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer or Parent to enjoy the full use and enjoyment of the Purchased Assets or the Business.

8.6          Closing Documents. Seller and the Unitholders shall have executed and delivered to Buyer all of the items required to be delivered by such Seller or Unitholder pursuant to Section 3.2 or otherwise pursuant to any term or provision contained in this Agreement or the other Transaction Documents.

8.7          Third-Party Consents and Amendments to Contracts. Buyer shall have received consents to the assignment of, and/or amendments to, the Assumed Contracts set forth on Schedule 8.7, each of which shall be in form and substance reasonably acceptable to Buyer.

8.8          Releases. Seller shall have delivered evidence in form and substance reasonably satisfactory to Buyer, that (i) all liens on the Purchased Assets and the Business have been released such that the Purchased Assets and the Business are free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) UCC termination statements related to the same have been filed (or authority has been granted to Buyer to file), (iii) any guarantees of Indebtedness by Seller have been released, and (iv) all lenders or other creditors of the Business having a security interest in the Purchased Assets have acknowledged that the consideration paid pursuant to the Contemplated Transactions reflects the fair value of the Business.

8.9          Tail Insurance. Seller shall have purchased the Tail Policies described in Section 6.13 and shall have delivered certificates of insurance evidencing the same at least five (5) Business Days prior to the Closing Date.

8.10        Due Diligence. Buyer shall have completed its due diligence investigation of Seller and the Unitholders and shall, in its sole discretion, be satisfied with the results of such due diligence investigation.

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9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE UNITHOLDERS.

The obligations of Seller and the Unitholders to consummate the Contemplated Transactions and to perform their obligations in connection with the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions unless waived in writing by Seller and the Unitholders:

9.1          Representations and Warranties. Each of the representations and warranties of Buyer and Parent contained in this Agreement and the other Transaction Documents (a) that is not qualified by materiality or similar phrases and is not a Buyer Fundamental Representation shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates); and (b) that is qualified by materiality or similar phrases or that is a Buyer Fundamental Representation shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date (except to the extent that such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates).

9.2          Performance. Buyer and Parent shall have performed and complied with all agreements, obligations and covenants contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by Buyer or Parent at or prior to the Closing.

9.3          Action/Proceeding. No Governmental Authority shall have issued an Order restraining or prohibiting the consummation of the Contemplated Transactions. No Person shall have commenced or threatened in writing to commence any Proceeding before any Governmental Authority that seeks to restrain or prohibit the consummation of the Contemplated Transactions.

9.4          Closing Documents. Buyer or Parent, as applicable, shall have executed and delivered to Seller all of the items required to be delivered by Buyer or Parent, as applicable, as contemplated by Section 3.3 or otherwise pursuant to any term or provision contained in this Agreement or the other Transaction Documents.

10.	INDEMNIFICATION.

10.1       Indemnification by Seller and the Unitholders

(a)             Seller and each Unitholder, other than DR, shall, jointly and severally, indemnify, defend and hold harmless Buyer, Parent, their respective Affiliates, and their respective Representatives, managers, shareholders, members, principals, successors, heirs and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and pay on behalf of or reimburse each of them for, any and all Losses that any such Buyer Indemnified Party incurs or becomes subject to as a result of, arising out of, relating to or in connection with: (i) any breach of, or inaccuracy in, any of the representations or warranties made by Seller or a Unitholder in this Agreement or in any other Transaction Document; (ii) any breach, noncompliance or nonfulfillment of any covenants or other agreements made by Seller or a Unitholder in this Agreement or in any other Transaction Document; (iii) any of the Excluded Liabilities; (iv) Buyer’s assumption of any Assumed Contract for which consent has not been obtained as of the Closing Date; (v) any COBRA continuation coverage for any Person who becomes covered under Buyer’s group health plan as an M&A qualified beneficiary described in Treas. Reg. § 54.4980B-9, or otherwise, other than a Transferred Employee or dependent of a Transferred Employee (a “Qualified Beneficiary”), or any COBRA continuation coverage relating to any such Qualified Beneficiary; (vi) any fraud, intentional misrepresentation or willful or criminal misconduct of Seller, a Unitholder, any Seller Affiliate, or any Representatives, members, managers, or principals of Seller; (vii) any Closing Indebtedness; (viii) any Closing Seller Transaction Expenses; (ix) any Taxes of Seller; and (x) each Unitholder’s ownership of its respective portion of the Equity Consideration Securities.

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(b)            Seller shall have no obligation to indemnify the Buyer Indemnified Parties pursuant to Section 10.1(a)(i) for any Losses unless and until the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Parties exceeds [***] (the “Threshold”), upon which event the Buyer Indemnified Parties shall be entitled to indemnification under Section 10.1(a)(i) for the amount of all Losses from the first dollar without regard to the Threshold; provided, however, that the foregoing limitation shall not apply with respect to any Losses resulting from, arising out of, relating to or in connection with breaches of, or inaccuracies in, the Seller Fundamental Representations. For the avoidance of doubt, claims for indemnification pursuant to Sections 10.1(a)(ii)-(ix) shall not be subject to the Threshold.

(c)            Seller’s aggregate Liability in respect of claims for indemnification pursuant to Section 10.1(a)(i) shall not exceed [***] (the “Cap”); provided, however, that the foregoing limitation shall not apply with respect to any Losses resulting from, arising out of, relating to or in connection with breaches of, or inaccuracies in, the Seller Fundamental Representations, and none of such Losses shall count towards the satisfaction of the Cap. For the avoidance of doubt, claims for indemnification pursuant to Sections 10.1(a)(ii)-(ix) shall not be subject to the Cap.

10.2       Indemnification by Buyer

(a)            Buyer shall, indemnify, defend and hold harmless Seller, the Seller Affiliates, and its and their respective Representatives, managers, shareholders, members, principals, successors, heirs, and assigns (collectively, the “Seller Indemnified Parties”) from and against, and pay on behalf of or reimburse each of them for, any and all Losses that any such Seller Indemnified Party incurs or becomes subject to as a result of, arising out of, relating to or in connection with any: (i) breach of, or inaccuracy in, any of the representations or warranties made by Buyer or Parent in this Agreement or in any other Transaction Document; (ii) breach, noncompliance, or non-fulfillment of any covenants or other agreements made by Buyer or Parent in this Agreement or in any other Transaction Document; (iii) Assumed Liabilities; and (iv) all future Liabilities relating to the period after the Effective Time arising under the Assumed Contracts (but only to the extent such Liabilities were incurred in the ordinary course of business and do not relate to any (A) unpaid amounts that accrued or became due and payable prior to the Effective Time, or (B) failure to perform, improper performance, warranty, or other breach, default, or violation as of or prior to the Effective Time).

(b)            Buyer shall have no obligation to indemnify the Seller Indemnified Parties pursuant to Section 10.2(a)(i) for any Losses unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Parties exceeds an amount equal to the Threshold, upon which event the Seller Indemnified Parties shall be entitled to indemnification under Section 10.2(a)(i) for the amount of all Losses from the first dollar, without regard to the Threshold; provided, however, that the foregoing limitation shall not apply with respect to any Losses resulting from, arising out of, relating to or in connection with breaches of, or inaccuracies in, the Buyer Fundamental Representations. For the avoidance of doubt, claims for indemnification pursuant to Sections 10.2(a)(ii)-(iii) shall not be subject to the Threshold.

(c)            Buyer’s aggregate Liability in respect of claims for indemnification pursuant to Section 10.2(a)(i) shall not exceed an amount equal to the Cap; provided, however, that the foregoing limitation shall not apply with respect to any Losses resulting from, arising out of, relating to or in connection with breaches of, or inaccuracies in, the Buyer Fundamental Representations, and none of such Losses shall count towards the satisfaction of the Cap. For the avoidance of doubt, claims for indemnification pursuant to Sections 10.2(a)(ii)-(iii) shall not be subject to the Cap.

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10.3       Notice and Defense of Third-Party Claims

(a)            If an Indemnified Party seeks indemnification under this Article 10 with respect to any Proceeding or other claim brought against it by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly give written notice to the Indemnifying Party after receiving written notice of such Third-Party Claim; provided, however, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. With respect to any Third-Party Claim that, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article 10, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided, however, that as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim in accordance with the terms of this Agreement (including the limitations set forth in Sections 10.1 and 10.2). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or continue control of the defense of any Third-Party Claim if such Third-Party Claim (I) seeks non-monetary relief, (II) involves criminal or quasi-criminal allegations or regulatory matters, (III) involves a claim that, if adversely determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Business, (IV) seeks Losses in excess of the amount of the Cap, (V) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party has failed or is failing to vigorously prosecute or defend, or (VI) results in, or could reasonably be expected to result in, under applicable standards of professional conduct, a conflict of interest between the Indemnifying Party and the Indemnified Party in respect of such Third-Party Claim (each of the foregoing, an “Exception Claim”).

(b)            In the event that (i) the Indemnifying Party does not or fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 10.3(a) or (ii) such Third-Party Claim is, or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and may consent to the entry of any judgment or enter into any settlement with respect to, such Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and the fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnifying Party.

(c)            If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 10.3(a), the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) under applicable standards of professional conduct, a conflict of interest exists between the Indemnifying Party and the Indemnified Party in respect of such Third-Party Claim, then the Indemnifying Party shall be responsible for the fees and expenses of counsel to the Indemnified Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to, or cease to defend, such Third-Party Claim without the prior written consent of the Indemnified Party.

(d)            Irrespective of which Party controls the defense of any Third-Party Claim, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate with the controlling Party in such defense and make available to the controlling Party all witnesses, pertinent records, materials and information in such non-controlling Parties’ possession or under its control relating thereto as is reasonably required by the controlling Party. The Parties agree that all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

44

10.4            Notice of Non-Third-Party Claims. If an Indemnified Party seeks indemnification under this Article 10 with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party of such claim for indemnification. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice. If the Indemnifying Party has delivered a written notice to the Indemnified Party within such thirty (30) day period disputing such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.

10.5            Manner of Payment

(a)            All Losses with respect to any indemnification claim made by the Buyer Indemnified Parties pursuant to this Article 10 shall be satisfied, subject to the terms and conditions set forth in this Article 10, first (i) from the Indemnification Escrow Fund, and, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnified Parties from the Indemnification Escrow Fund, second (ii) at Buyer’s option (in its sole discretion): (X) by setting off against any amounts due and owing to Seller or the Unitholders (other than DR) by any of the Buyer Indemnified Parties (including, without limitation, any amounts owing under the Executive Employment Agreement); (Y) by wire transfer of immediately available funds from Seller and the Unitholders (on a joint and several basis); and/or (Z) any combination thereof; provided, however, that prior to any Buyer Indemnified Party seeking recovery of Losses via wire transfer of immediately available funds from any Beneficiary, such Buyer Indemnified Party must (1) make commercially reasonable efforts to recover such Losses from the Estate and the Trusts, and (2) give the Estate and the Trusts thirty (30) calendar days, commencing on the date that such Buyer Indemnified Party notified the Estate and the Trusts of such claim, to satisfy such claim.

(b)            All Losses with respect to any indemnification claim made by the Seller Indemnified Parties pursuant to this Article 10 shall be satisfied, subject to the terms and conditions set forth in this Article 10, from Buyer in accordance with the terms and conditions set forth in this Article 10.

(c)            Any indemnification payment pursuant to this Article 10 shall be effected by wire transfer of immediately available funds to an account designated by Seller or Buyer, as the case may be, within five (5) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the Parties.

10.6            Determination of Loss Amount

(a)            The amount of any Losses subject to indemnification pursuant to this Article 10 shall be reduced or reimbursed, as the case may be, by any amount actually received by any Buyer Indemnified Party or any Seller Indemnified Party, as applicable, with respect thereto under any insurance coverage provided by any third party or from any other party alleged to be responsible therefor (net of any deductible or co-payment, the Buyer Indemnified Parties’ or Seller Indemnified Parties’, as applicable, good faith estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery). The Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, shall use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility therefor; provided, that in no event shall the Buyer Indemnified Parties or the Seller Indemnified Parties have any obligation to file or commence any Proceeding to collect any such amounts. If a Buyer Indemnified Party or Seller Indemnified Party, as applicable, receives and is entitled to retain an amount under insurance coverage or from such other party with respect to Losses at any time subsequent to any indemnification provided by Seller or the Unitholders pursuant to Section 10.1 or by Buyer pursuant to Section 10.2, then such Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly reimburse Seller and the Unitholders or Buyer, as applicable, for any payment made by such Person in connection with providing such indemnification up to the amount received (net of any deductible or co-payment, the Buyer Indemnified Parties’ or Seller Indemnified Parties’, as applicable, good faith estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery) by the Buyer Indemnified Party or Seller Indemnified Party, as applicable; provided, that in no event shall any Buyer Indemnified Party or Seller Indemnified Party, as applicable, have any obligation hereunder to remit to Buyer or Seller and the Unitholders, as applicable, any portion of such insurance or other recoveries in excess of the indemnification payment or payments actually received from Buyer or Seller and the Unitholders, as applicable, with respect to such Losses. For the avoidance of doubt, the Parties agree that a Party may still make a claim for indemnification under this Article 10 while separately pursuing insurance proceeds related to the same claim.

(b)            For purposes of (i) determining whether a representation or warranty made by Seller, the Unitholders, Parent or Buyer in this Agreement or in any other Transaction Document has been breached or whether an inaccuracy exists with respect thereto; and (ii) calculating the amount of Losses resulting therefrom, the terms “material,” “materiality,” and similar qualifiers, modifiers, or limitations shall be disregarded.

(c)            The right to indemnification of any Buyer Indemnified Party pursuant to this Article 10, or the availability of any other remedies contemplated hereby or otherwise available to the Buyer Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of Seller or the Unitholders contained in or made pursuant to this Agreement or any other Transaction Document will not be affected by any investigation made by or on behalf of any Buyer Indemnified Party or its Affiliates, or the knowledge of any such Buyer Indemnified Party’s (or its Affiliates’) Representatives with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the date hereof.

(d)            If an Indemnified Party incurs or becomes subject to Losses resulting from, arising out of, relating to or in connection with both (i) a breach of, or inaccuracy in, any of the representations or warranties made by Seller, the Unitholders, Parent or Buyer, as applicable, in this Agreement or in any other Transaction Document (or any other event or occurrence in respect of which the Buyer Indemnified Parties are entitled to indemnification under Section 10.1(a) or the Seller Indemnified Parties are entitled to indemnification under Section 10.2(a)) and (ii) an Excluded Liability or Assumed Liability, as applicable, then such Buyer Indemnified Party or Seller Indemnified Party, as applicable, in its sole discretion, subject to the other limitations set forth in this Article 10, shall be entitled to seek indemnification in respect of such Losses pursuant to either Section 10.1(a)(i) or Section 10.2(a)(i), as applicable, or any other applicable provision of Section 10.1(a) or Section 10.2(a), including Section 10.1(a)(iii) or Section 10.2(a)(iii), as applicable.

10.7           Adjustment to Purchase Price. The Parties agree to treat any indemnification payment received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Laws.

10.8           Survival. All representations and warranties contained in or made pursuant to this Agreement or any other Transaction Document shall survive the execution and delivery of this Agreement or such other Transaction Document and the consummation of the Contemplated Transactions. Notwithstanding anything herein to the contrary, Seller and the Unitholders will not be liable with respect to any claim for indemnification pursuant to Section 10.1(a)(i), and Buyer will not be liable with respect to any claim for indemnification pursuant to Section 10.2(a)(i) unless written notice of such claim is delivered to Seller, the Unitholders, Parent, or Buyer, as the case may be, prior to the applicable Survival Expiration Date (if any). For purposes of this Agreement, the term “Survival Expiration Date” shall mean the date that is twenty-four (24) months after the Closing Date; provided, that with respect to the Seller Fundamental Representations and the Buyer Fundamental Representations, there shall be no Survival Expiration Date and such representations and warranties shall survive the Closing indefinitely.

The Parties agree that so long as written notice is given on or prior to the Survival Expiration Date with respect to any such claim, all representations and warranties related to such claim shall continue to survive until such claim is finally resolved. For the avoidance of doubt, (i) each covenant, agreement, and obligation set forth in this Agreement or in any other Transaction Document shall survive the Closing until fully performed or observed in accordance with its terms, and (ii) this Section 10.8 shall not affect any rights to bring claims after the Survival Expiration Date based on (A) any covenant or agreement of the Parties which contemplates performance after the Closing, (B) the obligations of Seller and the Unitholders under Sections 10.1(a)(ii)-(ix), or (C) the obligations of Buyer under Sections 10.2(a)(ii)-(iii).

10.9            Specific Performance

(a)            The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other equitable remedy that may be available to it and in addition to the right to seek indemnification pursuant to this Article 10) to seek and obtain, without proof of actual damages, (i) a decree or other Order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(b)            Each Party acknowledges and agrees that (i) it will not oppose any equitable relief or equitable remedy referred to in this Section 10.9 on the grounds that any other remedy is available at law or in equity, and (ii) no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any equitable relief or equitable remedy referred to in this Section 10.9 (and it hereby irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument).

11.	TAX MATTERS

11.1            Allocation of Purchase Price. The Parties agree that the Purchase Price (as determined for U.S. federal income tax purposes) will be allocated in accordance with the methodology set forth on Schedule 11.1 (the “Allocation”), for all Tax purposes in a manner consistent with Section 1060 of the Code. The Parties will follow and use such allocation methodology in all Tax Returns, filings, or other related reports made by them and none of such Parties will take any position (whether in audits or otherwise) for Tax purposes that is inconsistent with the Allocation, unless required to do so as a result of a “determination” (as defined in Section 1313 of the Code or any similar provision of state, local, or foreign Tax Law). The Parties will promptly notify the others in writing upon receipt of a notice of any pending or threatened Tax audit or assessment challenging the Allocation. Any adjustments and payments made pursuant to this Agreement will be allocated in a manner consistent with the Allocation.

11.2            Cooperation. Following the Closing, Seller and the Unitholders shall cooperate with Buyer and shall make available to Buyer, as reasonably requested, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities with respect to the Purchased Assets or the Business for all periods, and shall preserve all such information, records and documents (to the extent not a part of the Purchased Assets or the Business delivered by Seller at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof. Seller and the Unitholders further agree, upon request of Buyer, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on Buyer or the Purchased Assets and the Business (including with respect to the Contemplated Transactions).

11.3            Transfer Taxes. All Transfer Taxes incurred in connection with the Contemplated Transactions shall be paid by Seller when due, and all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be prepared and filed by the Party required to file such Tax Returns under applicable Laws.

11.4            Payroll Taxes. Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, Buyer and Seller shall report on a predecessor/successor basis as set forth therein. Buyer will undertake to file (or cause to be filed) a Form W-2 for each Transferred Employee with respect to the portion of the year during which such Transferred Employee is employed by Buyer or its Affiliates, excluding the portion of such year that such Transferred Employee was employed by Seller or one of its Affiliates, as applicable, and Seller will undertake to file (or cause to be filed) a Form W-2 for each Transferred Employee with respect to the portion of the year in which such Transferred Employee is employed by Seller and its Affiliates up to the Closing Date, excluding the portion of such year that any such Transferred Employee was employed by Buyer or its Affiliates, as applicable.

11.5            Tax Proration . For purposes of allocating Taxes that are payable for a period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of any such Taxes allocable to the portion of such period ending on the Closing Date shall: (a) in the case of Taxes that are based upon or related to income or receipts, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (b) in the case of Taxes such as real property Taxes and personal property Taxes be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

12.	TERMINATION

12.1            Termination. Without prejudice to other remedies which may be available to the Parties, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:

(a)            By mutual written consent of Buyer and Seller;

(b)            By either Buyer or Seller upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m., Eastern Time, on the date that is One Hundred Fifty (150) days after the Execution Date (the “End Date”); provided, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 12.1(b) if such Person’s material breach of, or material failure to fulfill any obligation under, this Agreement or any other Transaction Document has been the principal cause of the failure of the Closing to occur on or prior to such time on the End Date;

(c)            By Buyer upon delivery of written notice to Seller, if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any other Transaction Document, which breach (i) would give rise to the failure of a condition set forth in Article 8 to be satisfied and (ii) (A) cannot be cured by the End Date or (B) if capable of being cured, shall not have been cured by the earlier of (1) fifteen (15) calendar days following receipt of written notice from Buyer of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(d)            By Seller upon delivery of written notice to Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any other Transaction Document, which breach (i) would give rise to the failure of a condition set forth in Article 9 to be satisfied and (ii) (A) cannot be cured prior to the End Date or (B) if capable of being cured, shall not have been cured by the earlier of (1) fifteen (15) calendar days following receipt of written notice from Seller of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(e)            By either Buyer or Seller upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any Order, enacted any Law or taken any other action which, in any such case, (i) permanently restrains, enjoins or otherwise prohibits the consummation of all or any of the Contemplated Transactions, (ii) would prevent the Closing from occurring as contemplated by this Agreement on or prior to the applicable time on the End Date or (iii) has had or would reasonably be expected to have a Material Adverse Effect; provided, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 12.1(e) if the issuance or entry of such Order is the principal cause of such Person’s material breach of, or material failure to fulfill any obligation under, this Agreement or any other Transaction Document; or

(f)            By Buyer upon delivery of written notice to Seller if a Material Adverse Effect shall have occurred.

12.2            Effect of Termination. Subject to the provisions of this Section 12.2, the rights of termination set forth above are in addition to any other rights a terminating Party may have under this Agreement and the other Transaction Documents, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by either Buyer or Seller as provided in Section 12.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of its or their Affiliates to any other Person resulting from, arising out of, relating to, or in connection with this Agreement or any other Transaction Document, except that (a) nothing in this Agreement or any other Transaction Document will relieve any Party from any material breach of this Agreement or any other Transaction Document prior to such termination or for fraud, intentional misrepresentation or willful or criminal misconduct, and (b) Section 6.12 (Confidentiality), and Article 13 (General) and any pre-termination breaches of such provisions shall survive any termination of this Agreement and each Party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provision.

13.	GENERAL

13.1            Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder must be in writing and shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission or electronic mail), so long as such telegraphic or other electronic means is accompanied by prompt notice by United States mail, or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller or Unitholders:                  Unlimited Medical Services of Florida, LLC

11954 Narcoossee Rd

STE 2 PMB 161

Orlando FL 32832
Attention: Norberto Fleites, Jr.
Email: ***

And

Unlimited Medical Services of Florida, LLC

5564 E Grant St

Orlando, FL 32822
Attention: Norberto Fleites, Jr.
Email: ***

With simultaneous copy (which
shall not constitute notice) to:            SMGQ Law

201 Alhambra Circle, Suite 1205
Coral Gables, Florida 33134
Attention: Gus Suarez, Esq.
Email: gsuarez@smgqlaw.com

Winderweedle, Haines, Ward & Woodman, P.A.

329 Park Avenue North, Second Floor

Winter Park, FL 32789

Attention: Vanessa J. Skinner, Esq.

Email: vskinner@whww.com

If to Buyer or Parent:                           Caremax, Inc.

1000 NW 57 Court, Suite 400

Miami, FL 33126

Attn: Carlos A. de Solo, CEO

Email: carlos@caremax.net

1000 NW 57 Court, Suite 400

Miami, FL 33126

 Attn: Joseph N. De Vera

General Counsel and Secretary

Email: jdevera@caremax.net

With simultaneous copy (which
shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Blvd.

Suite 2500

Miami, Florida 33131

Attn: Russell Sass, Esq.

Russell.Sass@us.dlapiper.com

or to such other address, and to the attention of such other Person or officer as any Party may designate.

13.2            Legal Fees and Costs of Disputes. In the event a Party incurs legal expenses to enforce or interpret any provision of this Agreement by mediation, arbitration or judicial means, the prevailing Party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such Party shall be entitled.

13.3            Benefit; Assignment; Delegation. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and permitted assigns and delegates. No Party may assign any of its rights hereunder or delegate any of its duties hereunder without the prior written consent of the other Parties; provided, however, that Buyer and Parent, without the prior consent of Seller or the Unitholders, may assign any of its rights hereunder or delegate any of its duties hereunder to their Affiliates, or, for collateral security purposes, to Persons providing financing to Buyer, Parent or their Affiliates.

13.4            Choice of Law

(a)            The Parties agree that this Agreement shall be governed by and construed in accordance with the applicable Laws of the State of Florida without giving effect to any choice or conflicts of law provision or rule thereof that would result in the application of the applicable Laws of any other jurisdiction other than the applicable Laws of the United States of America, where applicable.

(b)            Any action or proceeding seeking to enforce any provision, or based on any right arising out of, or to interpret any provision of, this Agreement may be brought against any of the parties in the state and federal courts located in Miami-Dade County, Florida, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

13.5            Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, any Transaction document, the Contemplated Transactions, or the negotiation, terms, or performance hereof or thereof, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.6            Legal Advice and Reliance. Except as expressly provided in this Agreement, none of the Parties (nor any of the Parties’ respective Representatives) has made or is making any representations to any other Party (or to any other Party’s Representatives) concerning the consequences of the Contemplated Transactions under applicable Laws, including Tax-related Laws or under the Laws governing the Government Programs. Except for the representations and warranties made in this Agreement, each Party has relied solely upon the Tax, Government Program and other advice of its own Representatives engaged by such Party and not on any such advice provided by any other Party.

13.7            Reproduction of Documents. This Agreement and the other Transaction Documents, including (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 6.12, be reproduced by Seller and Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and Seller and Buyer may destroy any original documents so reproduced. The Unitholders, Seller, Parent, and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative Proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Unitholders, Seller or Buyer in the ordinary course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

13.8            Cost of Transaction. Except as otherwise provided herein, the Parties agree as follows:

(a)            whether or not the Contemplated Transactions shall be consummated, Seller will pay the fees, expenses and disbursements of Seller, the Unitholders and their respective Representatives incurred in connection with the subject matter hereof and any amendments hereto; and

(b)            whether or not the Contemplated Transactions shall be consummated, Buyer will pay the fees, expenses and disbursements of Buyer and its Representatives incurred in connection with the subject matter hereof and any amendments hereto.

13.9           Waiver of Breach. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

13.10         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of Buyer, Parent, the Unitholders, or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.11         No Inferences; Sophisticated Parties. Each Party acknowledges and agrees to the following: (a) all of the Parties are sophisticated and represented by experienced healthcare and transactional counsel in the negotiation and preparation of this Agreement; (b) this Agreement is the result of lengthy and extensive negotiations between the Parties and an equal amount of drafting by all Parties; (c) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; and (d) no inference in favor of, or against, any Party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such Party.

13.12          Divisions and Headings of this Agreement. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

13.13         No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer, Parent, Seller, and the Seller Indemnified Parties with respect to Article 10, the Buyer Indemnified Parties with respect to Article 10, and such parties’ respective permitted successors, assigns, or delegates, and it is not the intention of the Parties to confer, and, this Agreement shall not confer, third-party beneficiary rights upon any other Person.

13.14         Non-Recourse. With respect to Buyer and Parent, this Agreement may only be enforced against, and any actions that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement or the Contemplated Transactions, may only be made against Buyer or Parent as a party to this Agreement in their capacity as such and no former, current, or future stockholders, equityholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, or Affiliates of Buyer or Parent or any former, current, or future direct or indirect stockholder, equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability for any obligations or Liabilities of Buyer or Parent under this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

13.15         Entire Agreement; Amendment. This Agreement, together with the other Transaction Documents, represent the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior or contemporaneous oral or written understandings, negotiations, letters of intent or agreements between the Parties. This Agreement (together with the other Transaction Documents) is intended as a complete integration of the agreement of the Parties. No modifications of, amendments to, or waivers of any rights or duties under this Agreement shall be valid or enforceable unless and until made in writing and signed by all Parties.

13.16         Multiple Counterparts. This Agreement may be executed in any number of counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any Party or other Person to this Agreement or any other Transaction Document or a PDF copy of the signature of any Party or other Person to this Agreement or any other Transaction Document delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original contract.

13.17         Interpretation. In this Agreement, unless the context otherwise requires:

(a)            references to this Agreement are references to this Agreement and to the Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference;

(b)            each Schedule and Exhibit is hereby incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full;

(c)            references to “Articles” and “Sections” are references to articles and sections of this Agreement;

(d)            references to any Party shall include references to its respective successors and permitted assigns and delegates;

(e)             the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement;

(f)             references to any agreement (including this Agreement) are references to that agreement as amended, consolidated, supplemented, novated or replaced in accordance with the terms and conditions therein from time to time;

(g)            unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;

(h)            the word “including” (and all derivations thereof) means “including, without limitation,” and any lists or examples following the word “including” or the phrase “including, without limitation,” are intended to be non-exclusive examples solely for the purpose of illustration and without the intention of limiting the text preceding such lists or examples;

(i)             references to time are references to Eastern Standard Time or Eastern Daylight Time (as in effect on the applicable day) unless otherwise specified herein;

(j)            the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;

(k)            the provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any Party through “double counting” of assets or Liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any Party, including in connection with (i) the determination of the adjustments contemplated by Section 2.8; and (ii) the calculation of Losses;

(l)             the terms “date hereof,” and similar terms shall mean the Execution Date;

(m)            the phrases “Seller has delivered,” “Seller has provided,” “Seller has made available” and phrases of similar import shall mean that, prior to the date hereof, Seller has made the document or information in question available by posting a copy thereof to the Microsoft 360 data room titled “DNF Project” prior to the Execution Date (the “Data Room”);

(n)            references to the “ordinary course of business” shall mean the ordinary course of business consistent with past practice, including with regard to the nature, quantity, timing, duration, frequency and magnitude;

(o)            if any provision of this Agreement requires a Party to obtain the consent of another Party, such consent may be withheld or conditioned in the requested Party’s sole and absolute discretion unless otherwise expressly provided herein;

(p)            nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself); and

(q)            each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:	UNLIMITED MEDICAL SERVICES OF FLORIDA, LLC

	By:	/s/ Norberto Fleites, Jr.
Name: Norberto Fleites, Jr
Title: Manager

ESTATE:	THE ESTATE OF NORBERTO FLEITES

	By:	/s/ Norberto Fleites, Jr.
Name: Norberto Fleites, Jr.
Title: Personal Representative

	By:	/s/ Dunia Fleites
Name: Dunia Fleites
Title: Personal Representative

TRUSTS :	THE MARITAL TRUST FOR THE BENEFIT OF DIGNORAH Y. RUA ESTABLISHED UNDER THE NORBERTO FLEITES INCOMPLETE GIFT TRUST U/A/D JULY 30TH, 2015

	By:	/s/ Norberto Fleites, Jr.
Name: Norberto Fleites, Jr.
Title: Trustee

	By:	/s/ Dunia Fleites
Name: Dunia Fleites
Title: Trustee

	By:	/s/ Jennifer Fleites
Name: Jennifer Fleites
Title: Trustee

[Signature Page to Asset Purchase Agreement]

SEACOAST NATIONAL BANK,
as Trustee

By:	/s/ Renai Crabtree
Name: Renai Crabtree
Title: Vice President and Trust Officer

THE NON-BENEFICIARY CONTROLLED TRUST FOR THE BENEFIT OF NORBERTO FLEITES, JR. ESTABLISHED UNDER THE NORBERTO FLEITES INCOMPLETE GIFT TRUST U/A/D JULY 30TH, 2015

By:	/s/ Norberto Fleites, Jr.
Name: Norberto Fleites, Jr.
Title: Trustee

By:	/s/ Dunia Fleites
Name: Dunia Fleites
Title: Trustee

By:	/s/ Jennifer Fleites
Name: Jennifer Fleites
Title: Trustee

SEACOAST NATIONAL BANK,
as Trustee

By:	/s/ Renai Crabtree
Name: Renai Crabtree
Title: Vice President and Trust Officer

THE NON-BENEFICIARY CONTROLLED TRUST FOR THE BENEFIT OF JENNIFER FLEITES, ESTABLISHED UNDER THE NORBERTO FLEITES INCOMPLETE GIFT TRUST U/A/D JULY 30TH, 2015

By:	/s/ Norberto Fleites, Jr.
Name: Norberto Fleites, Jr.
Title: Trustee

[Signature Page to Asset Purchase Agreement]

	By:	/s/ Dunia Fleites
Name: Dunia Fleites
Title: Trustee

	By:	/s/ Jennifer Fleites
Name: Jennifer Fleites
Title: Trustee

SEACOAST NATIONAL BANK,
as Trustee

	By:	/s/ Renai Crabtree
Name: Renai Crabtree
Title: Vice President and Trust Officer

BENEFICIARIES :	By:	/s/ Norberto Fleites, Jr.
Name: Norberto Fleites, Jr., in his individual capacity

	By:	/s/ Dignorah Y. Rua
Name: Dignorah Y. Rua, in her individual capacity

	By:	/s/ Jennifer Fleites
Name: Jennifer Fleites, in her individual capacity

BUYER:	CAREMAX MEDICAL CENTERS OF CENTRAL FLORIDA, LLC

	By:	/s/ Carlos A. de Solo
Name: Carlos A. de Solo
Title: Chief Executive Officer

PARENT:	CAREMAX, INC.

	By:	/s/ Carlos A. de Solo
Name: Carlos A. de Solo
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Appendix A

Definitions; Interpretations

“Accounting Firm” is defined in Section 2.8(c).

“Accounts Receivable” means all accounts receivable arising from the rendering of services and provision of medicine, drugs, and supplies to patients of the Business prior to the Effective Time arising pursuant to the Government Programs, Private Programs and other claims of Seller for the provision of goods or services to patients due from beneficiaries or governmental or private third party payors, including, without limitation, risk adjustment payments.

“Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the Preamble to this Agreement.

“Allocation” is defined in Section 11.1.

“Alternative Transaction” is defined in Section 6.10.

“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Authority or any other Person.

“Asset Transfer Agreements” is defined in Section 3.2(k).

“Assignment and Assumption Agreement” is defined in Section 3.2(d).

“Assumed Contracts” is defined in Section 2.1(d).

“Assumed Liabilities” is defined in Section 2.3.

“Balance Sheet Date” means April 30, 2021.

“Beneficiaries” is defined in the Preamble to this Agreement.

“Bills of Sale” is defined in Section 3.2(c).

“Books and Records” means originals, or where not available, copies (including in electronic format), of books and records maintained in connection with the Business or the Purchased Assets, including books and records relating to books of account, ledgers and general financial accounting records, Practitioner records, personnel records, machinery and equipment maintenance files, patient lists, vendor and customer lists, price lists, distribution lists, supplier lists, quality control records and procedures, customer and patient complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, marketing plans, internal financial statements and marketing and promotional surveys, pricing and cost information, material and research that relate to the Business, processes for new business development, proposals, prospects, and potential customer lists.

“Business” is defined in the Recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday and any day which is a legal holiday in the State of Florida.

“Business Offerings” means any products or services designed, developed, offered, provided, licensed or otherwise distributed by or for Seller or any Seller Affiliate related to the Business, or that Seller or any Seller Affiliate intends to offer for license, provide or otherwise distribute in connection with the Business, including any products or service offerings under development that form the basis, in whole or in part, of any revenue or business projection provided to Buyer.

“Buyer” is defined in the Preamble to this Agreement.

“Buyer Fundamental Representations” means, collectively, the representations and warranties set forth in Section 5.1 (Organization; Capacity) and Section 5.2 (Authority; Non-contravention; Binding Agreement).

“Buyer Indemnified Parties” is defined in Section 10.1(a).

“Cap” is defined in Section 10.1(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as signed into law by the President of the United States on March 27, 2020, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cash Proceeds” means (i) 87,527,134.40, minus (ii) Closing Indebtedness, minus (iii) Closing Seller Transaction Expenses, and minus (iv) the Indemnification Escrow Amount.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” mean the Indebtedness of Seller and any other Indebtedness secured by the Purchased Assets, in each case, as of the Closing.

“Closing Payment” is defined in Section 2.6.

“Closing Payment Excess Amount” is defined in Section 2.8(f).

“Closing Payment Shortfall Amount” is defined in Section 2.8(e).

“Closing Seller Transaction Expenses” means the Seller Transaction Expenses as of the Closing.

“Closing Statement” is defined in Section 2.8(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, the Public Health Service Act, codified as 42 USC §§ 300bb-1 through 300bb-8, and any similar state or federal continuation of coverage Laws.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium that relates to the Purchased Assets or the Business, including: (a) internal business information related to the Business (including, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business or any Purchased Asset; (c) any confidential or proprietary information of any third party that Seller has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Business, Seller, or any Seller Affiliate, including, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Seller or any Seller Affiliate; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; (f) information related to the Transferred Intellectual Property and updates of any of the foregoing; and (g) information obtained in connection with Section 10.3 during the prosecution or defense of any Third-Party Claim; provided that Confidential Information shall not include any information that has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of Seller or a Person that Seller has any direct control over to the extent such acts or omissions are not authorized by Seller in the performance of such Person’s assigned duties for Seller.

“Contemplated Transactions” means, collectively, the transactions contemplated by, or related to, this Agreement, including (a) the sale and purchase of the Purchased Assets, and (b) the execution, delivery and performance of this Agreement and the other Transaction Documents.

“Contract” means any legally binding oral or written commitment, promise, contract, lease, sublease, license, sublicense, guaranty, indenture, occupancy or other agreement or arrangement of any kind (and all amendments, side letters, modifications and supplements thereto).

“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression (including nutritional and weight loss manuals and written programs); Software, web site and online application content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Relief Program” means any program authorized or promulgated by a Governmental Authority in response to or in connection with COVID-19, including the Paycheck Protection Program, Medicare advance payments, Provider Relief Fund, or any other Law or program enacted in response to or in connection with COVID-19, including the CARES Act and subsequent or related legislation and amendments, any current or future regulations or official interpretations thereof and any current or future guidance and rules published by the U.S. Small Business Administration or any other Governmental Authority administering such.

“Data Room” is defined in Section 13.17(m).

“Domain Name Assignment Agreement” is defined in Section 3.2(g).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet, rights in social media accounts and social media pages, and all applications for any of the foregoing.

“DR” is defined in the Preamble to this Agreement.

“Effective Time” is defined in Section 3.1.

“Encumbrance” means any claim, charge, easement, servitude, assessment, encumbrance, encroachment, defect in title, security interest, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention, lease, sublease, option, right of first refusal or first offer, lien, hypothecation, pledge, restriction or other similar arrangement or interest in real or personal property, whether imposed by Contract, Law, equity or otherwise.

“End Date” is defined in Section 12.1(b).

“Environmental Condition” means any event, circumstance or conditions related in any manner whatsoever to: (a) the current or past presence or spill, emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (each term as defined by any applicable Environmental Laws) or any chemicals, pollutants, petroleum, petroleum products or oil, infectious waste material, medical waste, human tissue, syringes, needles, any material contaminated with bodily fluids of any type, character or nature, friable asbestos, or toxic mold (collectively, “Hazardous Materials”), into the environment; (b) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Business or any portion of the Real Property; (c) the placement of structures or materials into waters of the United States; (d) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the Real Property; or (e) any violation of Environmental Laws at or on any portion of the Real Property or arising from the activities of Seller, any Seller Affiliate, or any other Person at the facilities of the Business involving Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution, the environment or human health and safety (including worker health and safety), including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401; OSHA; and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.

“Equity Consideration Securities” means, the number of publicly traded common shares of the Parent calculated by dividing (i) $21,881,783.60 by (ii) the volume weighted average price of a publicly traded common share of the Parent for the five (5) trading days immediately preceding the Closing Date.

“ERISA” is defined in Section 4.17(a).

“ERISA Controlled Group” is defined in Section 4.17(d).

"Escrow Agent" means Citibank.

"Escrow Agreement" is defined in Section 3.2(a).

“Estate” is defined in the Preamble to this Agreement.

“Estimated Closing Statement” is defined in Section 2.6.

“Estimated Indebtedness” is defined in Section 2.6.

“Estimated Seller Transaction Expenses” is defined in Section 2.6.

“Exception Claim” is defined in Section 10.3(a).

“Excluded Assets” is defined in Section 2.2.

“Excluded Contracts” means all Contracts other than the Assumed Contracts.

“Excluded Liabilities” is defined in Section 2.4.

“Execution Date” is defined in the Preamble to this Agreement.

“Executive Employment Agreement” is defined in Section 3.2(e).

“Exhibits” means the exhibits to this Agreement.

“Final and Binding” means, with respect to any calculation or determination, that such calculation or determination shall have the same preclusive effect for all purposes as if such calculation or determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction.

“Final Resolution Date” means the earliest to occur of (a) thirty (30) days after delivery of the Closing Statement if a Post-Closing Notice of Disagreement is not timely received by Buyer in accordance with Section 2.8; (b) the date Buyer and Seller resolve in writing all differences they have with respect to the matters specified in a Post-Closing Notice of Disagreement, if timely received by Buyer in accordance with Section 2.8; or (c) the date all disputed matters set forth in a Post-Closing Notice of Disagreement, if timely received by Buyer in accordance with Section 2.8, are finally resolved in writing by the Accounting Firm in accordance with Section 2.8.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Geographic Area” is defined in Section 6.11(a).

“Government Programs” means the Medicare (including Medicare Part D and Medicare Advantage), Medicaid, Medicaid-waiver and CHAMPUS/TRICARE programs, any other similar or successor federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) and any similar state or local programs.

“Governmental Authority” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, special district or other instrumentality of any government, whether federal, state or local, domestic or foreign, and any self-regulatory organization including, but not limited to, Medicare Administrative Contractors and any national securities exchanges.

“Hazardous Materials” is defined in the definition of Environmental Condition.

“Health Care Laws” means any and all federal, state or local laws, regulations, rules, directives or guidance, ordinances, orders, judgments, injunctions and decrees, and all other requirements of any court or governmental body, agency or authority or third party payer, pertaining to or regulating the health care industry, the provision of health care services, or the payment for services rendered by health care providers, including, but not limited to, (i) all federal, state and local laws pertaining to the confidentiality, privacy or security of protected health information, including HIPAA and all similar state, privacy, security, breach notification, SSN protection and consumer protection Laws, (ii) Medicare (Title XVIII of the Social Security Act), the regulations promulgated thereunder and the regulations governing the Medicare Advantage Program (42. C.F.R. Part 422); (iii) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (iv) the Federal Trade Commission Act (15 U.S.C. §§41-58, as amended) and the regulations promulgated thereunder, (v) TRICARE, and Social Security statutes, regulations and rules, as well as all state laws, regulations, rules and plans for medical assistance enacted or promulgated in connection with federal laws and regulations, (vi) the federal physician self-referral law (42 U.S.C. §1395nn and §1395(q)) (commonly known as the “Stark” law) and applicable state law counterparts, the federal Anti -Kickback Statute (42 U.S.C. §1320a-7(b)) and applicable state law counterparts, the federal False Claims Act (31 U.S.C. §3729 et seq.), 18 U.S.C. §287 related to false, fictitious or fraudulent claims, 18 U.S.C. §1347 related to health care fraud, 18 U.S.C. §1035 related to false statements relating to health care matters and applicable state law counterparts, the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Criminal Penalties Law (42 U.S.C. §1320a-7b), any mail fraud statute, and any prohibition on the making of any false claim, false statement or misrepresentation of facts to any third party payor (including commercial payors) or any federal or state healthcare program, (vii) all federal or state laws, statutes, regulations or rules relating to fee-splitting, the corporate practice of medicine, pharmacy, insurance, utilization review, third party administrators, antitrust and unfair competition, (viii) all Medicare Advantage marketing regulations, rules and restrictions, (ix) quality and safety Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services; (x) state licensure and credentialing requirements relating to health care clinics; (xi) the regulation, provision, administration of, billing of, coding of, or payment for, healthcare products or services and (xii) the federal Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, and, with respect to each of the above, any ordinance, rule, regulation, order, directive or guidance.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HITECH Act, the final HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.

“Historical Financial Information” is defined in Section 4.5(a).

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, including 42 C.F.R. §§ 412, 413, 422 and 495, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Immigration Act” means the Immigration Reform and Control Act of 1986.

“Indebtedness” means, at any specified time (without duplication), any of the following Liabilities of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith) any Liabilities of such Person: (a) for borrowed money or in respect of loans or advances; (b) evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (d) under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (e) to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business, which are not more than sixty (60) days past due; (f) arising from cash/book overdrafts; (g) under conditional sale or other title retention agreements; (h) with respect to vendor advances or any other advances made to such Person; (i) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (j) or of others guaranteed by, or secured by any Encumbrance on the assets of, such Person, whether or not such indebtedness, liabilities or obligations shall have been assumed by such Person or is limited in recourse; (k) for any employee or contractor bonus or management fees, in each case, whether accrued for or not (including for the avoidance of doubt, the employer portion of any employment Taxes payable with respect thereto); (l) any loan or advance under, guaranteed, amended or made available in connection with any COVID-19 Relief Program, including the total outstanding amount of any accelerated or advance payments under the Medicare or other third-party payor program; and (m) related to any Taxes (including, but not limited to, all Taxes in which the payment was deferred under the CARES Act or any Payroll Tax Executive Order).

“Indemnification Escrow Amount” means Eleven Million Dollars ($11,000,000).

“Indemnification Escrow Fund” has the meaning set forth in Section 2.7(c).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, seeking indemnification pursuant to Article 10.

“Indemnifying Party” means a Party from whom indemnification is sought pursuant to Article 10.

“Information Privacy or Security Laws” means HIPAA and all other Laws concerning the privacy or security of Personal Information, including state data breach notification Laws, state health privacy and information security Laws and state consumer protection Laws.

“Information Technology Systems” means all information technology systems, Software, computers, workstations, databases, routers, hubs, switches, networks and other information technology equipment used or held for use in, or otherwise relating to, the Business.

“Insurance Policies” is defined in Section 4.16.

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, the right to use the names and likenesses of natural persons and publicity and privacy rights generally, any other proprietary rights now known or hereafter recognized in any jurisdiction worldwide, copies and tangible embodiments thereof (in whatever form or medium), and the right to sue and recover damages or other remedies for past, present and future infringement, misappropriation, dilution, or other violation thereof.

“Intellectual Property Contracts” means all Contracts (including licenses, indemnification agreements, co-existence agreements, and covenants not to sue) that relate to Intellectual Property, including any Contracts: (a) under which Seller has granted or agreed to grant to any other person any license, covenant, release, immunity or other right that applies to any Owned Intellectual Property (including any source code escrow agreements); or (b) under which any other Person has granted or agreed to grant to Seller any license, covenant, release, immunity or other right with respect to Intellectual Property rights or technology.

“Inventory” means all usable inventory and supplies used or held for use in, or otherwise relating to, the Business.

“IRS” means the Internal Revenue Service.

“JF” is defined in the Preamble to this Agreement.

“Knowledge of Buyer” means the actual knowledge, after due inquiry, of the Chief Executive Officer of Buyer.

“Knowledge of Seller” means the actual knowledge, after due inquiry, of the Unitholders, Odalsys Reyes Gonzalas, Ivan Martinez, and Vilian Perez.

“Law” means any constitutional provision, statute, law, rule, regulation, code, ordinance, accreditation standard, resolution, Order, ruling, promulgation, policy, treaty directive, interpretation, or guideline adopted or issued by any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to, or for which a right to use, possess or occupy has been granted to, Seller or any Seller Affiliate and used or held for use in, or otherwise relating to, the Business, together with all rights, easements and privileges appertaining or relating to such real property, and all improvements located on such real property.

“Liability” means any liability, Encumbrance, Indebtedness, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other Losses (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute, fixed, or contingent, accrued or unaccrued, liquidated or unliquidated, recorded or unrecorded, due or to become due or otherwise, and regardless of when asserted.

“Losses” means any and all losses, Liabilities, Proceedings, causes of action, costs, damages (including lost profits, multiplied damages, diminution of value, consequential damages, special damages, incidental damages or other unforeseen damages) or expenses, whether or not arising from or in connection with any Third-Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Malicious Code” means any virus, trojan horse, worm, ransom ware, back door, time bomb, drop dead device or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data, or to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Material Adverse Effect” means any change, fact, circumstance, occurrence, event, effect or condition that, individually or in the aggregate with all other changes, facts, circumstances, occurrences, events, effects or conditions, directly or indirectly, results in, or could reasonably be expected to result in, a material adverse effect on (a) the ability of Seller and/or the Unitholders to consummate the Contemplated Transactions or (b) the business, operation, condition (financial or otherwise), results of operations, prospects, assets or Liabilities of the Business, the Real Property or the Purchased Assets, except to the extent resulting from (i) changes in general local, domestic, foreign, or international economic conditions, (ii) acts of war, sabotage or terrorism, military actions or the escalation thereof, or (iii) any changes in applicable Laws or accounting rules or principles, including changes in GAAP, provided that, in each case of clauses (i), (ii) and (iii), such change, fact, circumstance, occurrence, event, effect or condition does not affect the Business, in a substantially disproportionate manner relative to other similarly-situated businesses.

“Material Contracts” is defined in Section 4.12(a).

“Measurement Period” is defined in Section 6.11(a).

“Net Working Capital” means, as of any date of determination, the excess of (a) the current assets of Seller as of such date, but only to the extent acquired as a Purchased Asset pursuant to and in accordance with the terms of this Agreement, less (b) the current Liabilities of the Seller as of such date, but only to the extent acquired as an Assumed Liability pursuant to and in accordance with the terms of this Agreement, in each case, calculated in accordance with GAAP; provided, that Net Working Capital shall not include Excluded Assets or Excluded Liabilities.

“NFJ” is defined in the Preamble to this Agreement.

“Non-Recourse Party” is defined in Section 13.14.

“OIG” means the Office of Inspector General of the United States Department of Health and Human Services.

“Order” means any judgment, order, writ, injunction, decree, determination, or award of any Governmental Authority.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq.

“Owned Intellectual Property” means any and all Intellectual Property, to the extent used or held for use in, or otherwise relating to, the Business or the Purchased Assets, that is owned or purported to be owned by Seller or the Unitholders.

“Paid Time Off” means Seller Employees’ accrued vacation, sick, holiday or other paid time off and related Taxes and other payroll obligations.

“Parent” is defined in the Preamble to this Agreement.

“Parent Purchased Assets” is defined in Section 2.1.

“Parties” is defined in the Preamble to this Agreement.

“Patents” means all inventions (whether or not patentable and whether or not reduced to practice), patents, industrial and utility models, industrial designs, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, reexaminations or equivalents or counterparts of any of the foregoing.

“Paycheck Protection Program” means the Paycheck Protection Program available to certain eligible applicants pursuant to Section 1102 and 1106 of the CARES Act, including any rules or regulations promulgated thereunder and, in each case, as amended from time to time.

“Payor Agreement” means any Contract between Seller and a Government Program or a Private Program under which the Business or Seller directly or indirectly receives payments for medical services provided to such program’s beneficiaries at the facilities of the Business.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“Permit” means any permit, license, certificate, certificate of need, supplier or provider number, authorization, certificate of occupancy, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, accreditation, designation, rating, registration, qualification or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) statutory liens for real property Taxes not due and payable on or before the Effective Time, and (b) the title and survey matters approved by Buyer and identified on Schedule 1A.

“Person” means an individual, association, corporation, limited liability company, partnership, limited liability partnership, trust, Governmental Authority or any other entity or organization.

“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. § 160.103, demographic information, and Social Security numbers.

“Personal Property” means all tangible and intangible personal property used or held for use in, or otherwise relating to, the Business, including all equipment, medical devices, medical and office supplies, diagnostic equipment, computer hardware and data processing equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, telephones, telephone numbers, keys, security access cards and other tangible personal property used or held for use in, or otherwise relating to, the Business and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer, vendor, or other Person with respect thereto.

“Physician” means a physician as defined in section 1861(r) of the Social Security Act who provide services to the Business and is required by the Buyer to execute a Physician Employment Agreement.

“Physician Employment Agreements” is defined in Section 3.2(h).

“Plans” is defined in Section 4.17(a).

“Post-Closing Notice of Disagreement” is defined in Section 2.8(b).

“PPP Loan” means the loan having SBA Loan Number 3803047101.

“Practitioner” or “Practitioners” means Physicians and other licensed professional healthcare providers who provide services to the Business.

“Prepaid Expenses” means all prepaid expenses made with respect to the Business that are assumable and result in an economic benefit to Buyer.

“Privacy Laws” means (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq.; (ii) the Fair Credit Reporting Act, 15 U.S.C. § 1681; (iii) HIPAA; (iv) the Hi-Tech Act and (v) any other applicable federal, state or local laws, rules, regulations, orders and guidance relating to the use, privacy, security or breach of any Personal Information, or any such federal, state or local law requiring a Person to be notified of any situation where there is, or reason to believe there has been a loss, misuse, unauthorized access, or unauthorized acquisition of Personal Information

“Private Programs” is defined in Section 4.7(a).

“Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, audit, grievance, hearing, inquiry, investigation, self-disclosure, litigation, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any (a) Governmental Authority, (b) Medicare fiscal intermediary or administrative contractor, recovery audit contractor, zone program integrity contractor, or (c) arbitrator, whether at Law or in equity.

“Proposed Closing Indebtedness” is defined in Section 2.8(a).

“Proposed Closing Seller Transaction Expenses” is defined in Section 2.8(a).

“Provider Relief Fund” means any amount received by Seller from the U.S. Department of Health and Human Services from the Public Health and Social Services Emergency Fund, pursuant to appropriations authorized by the CARES Act and the Paycheck Protection Program and Health Care Enhancement Act, P.L. 116-139.

“Purchase Price” is defined in Section 2.5.

“Purchased Assets” is defined in Section 2.1.

“Qualified Beneficiary” is defined in Section 10.1(a).

“Releasing Party” is defined in Section 6.15.

“Real Property” means, collectively, each Leased Real Property and any other leasehold interest in real property currently leased, subleased, or licensed to or by, or for which a right to use or occupy has been granted to, Seller.

“Real Property Leases” is defined in Section 3.2(l).

“Real Property Lease Assignments” is defined in Section 3.2(m).

“Reference Balance Sheet” is defined in Section 4.5(a)(ii).

“Relief Fund Payment Terms and Conditions” means the terms and conditions established by the U.S. Department of Health and Human Services for the receipt of any funds from the Public Health and Social Services Emergency Fund or other CARES Act programs.

“Representatives” means, with respect to any Person, the Affiliates, officers, directors, managers, employees, agents, attorneys, accountants, advisors, bankers, financing sources, and other authorized representatives of such Person.

“Restricted Names” is defined in Section 2.1(b).

“Restricted Period” is defined in Section 6.11(a).

“Restricted Person” is defined in Section 6.11(b).

“Retirement Plans” is defined in Section 4.17(f).

“Schedules” means the disclosure schedules and any other schedule to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble to this Agreement.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Employees” means the employees of Seller or any Seller Affiliate who (i) work at the Business, or (ii) otherwise provide services to the Business.

“Seller Fundamental Representations” means, collectively, the representations and warranties set forth in Section 4.1 (Organization; Capacity; Capitalization), Section 4.2 (Authority; Non-contravention; Binding Agreement), Section 4.3 (Subsidiaries; Minority Interests), Section 4.4 (Title to Assets; Sufficiency and Condition of Assets), Section 4.6 (Permits), Section 4.7 (Government Program Participation; Private Programs; Reimbursement), Section 4.9 (Information Privacy and Security Compliance), Section 4.17 (Employee Benefit Plans), Section 4.20 (Tax Matters), Section 4.23 (Health Care Matters), Section 4.25 (Covered Lives), Section 4.27 (Brokers and Finders), Section 4.28 (PQRS and MIPS Submissions), and Section 4.30 (Investment in Equity Consideration Securities).

“Seller Indemnified Parties” is defined in Section 10.2(a).

“Seller Transaction Expenses” means all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any investment banker, broker or finder, and all fees and expenses of any audit firm, valuation firm, accountants or other advisors) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of Seller or the Unitholders, including any change of control, bonus, severance, sale, retention, success or similar payments or promises to payments (including any payments that are payable after the Closing Date) made by Seller to any Person (including for the avoidance of doubt, the employer portion of any employment Taxes payable with respect thereto) which are triggered, whether in part or whole, by the Contemplated Transactions, and also including any payment obligations of Seller under this Agreement including, but not limited to those obligations set forth in Section 2.8(d), Section 6.5, Section 6.13, Section 7.2, Section 10.3(c), Section 11.2, Section 11.3 and Section 13.8.

“Social Security Act” means the Social Security Act of 1935 and all regulations promulgated thereunder.

“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise) and rights therein; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Standard Software” means generally commercially available, “off the shelf” or “shrink wrapped” Software that has not been modified, customized for Seller or any Seller Affiliate, or used in the development or provision of any Business Offering and that has an annual license and support cost of $5,000 or less.

“Straddle Period” is defined in Section 11.5.

“Survival Expiration Date” is defined in Section 10.8.

“Tail Policies” is defined in Section 6.13.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) any and all federal, state, local, foreign and other taxes, including net income, gross income, gross receipts, sales, use, ad valorem, provider, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, and other governmental fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) as a result of successor or transferee Liability or otherwise through operation of Law, and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tenant Lease” means any lease, sublease, license, occupancy agreement or other contractual obligation pursuant to which Seller currently leases, subleases, licenses or otherwise uses, possesses or occupies all or some portion of the Leased Real Property (together with any applicable amendments, supplements and modifications thereto).

“Third-Party Claim” is defined in Section 10.3(a).

“Threshold” is defined in Section 10.1(b).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Laws, and, whether or not confidential, all business information (including ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals).

“Trademark Assignment Agreement” is defined in Section 3.2(f).

“Trademarks” means trademarks, service marks, trade names (including fictitious, assumed and d/b/a names), certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Lease Assignment, the Bills of Sale, the Assignment and Assumption Agreement, the Executive Employment Agreement, the Physician Employment Agreements, the Trademark Assignment Agreement, the Domain Name Assignment Agreement, the Asset Transfer Agreements, the Real Property Leases, the Real Property Lease Assignments, and the other certificates, Contracts, instruments, and documents contemplated to be delivered or executed in connection with this Agreement.

“Transfer Taxes” means any real property transfer, sales, use, documentary, transfer, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the transactions (or deemed transactions) contemplated by, or related to, this Agreement.

“Transferred Employee” is defined in Section 7.1(b).

“Transferred Information Technology Systems” means any and all Information Technology Systems, to the extent used or held for use in, or otherwise relating to, the Business that are owned or purported to be owned or licensed, or purported to be licensed, in whole or in part, by or to Seller or any Seller Affiliate, other than any Intellectual Property included in the definition of Excluded Assets.

“Transferred Intellectual Property” means any and all Intellectual Property, to the extent used or held for use in, or otherwise relating to, the Business or the Purchased Assets that is owned or purported to be owned or licensed or purported to be licensed, in whole or in part, by or to Seller or any Seller Affiliate, other than any Intellectual Property included in the definition of Excluded Assets.

“Trust #1” is defined in the Preamble to this Agreement.

“Trust #2” is defined in the Preamble to this Agreement.

“Trust #3” is defined in the Preamble to this Agreement.

“Trusts” is defined in the Preamble to this Agreement.

“Unitholders” is defined in the Preamble to this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.

Exhibit L

Rule 501(a) of Regulation D

(a) Accredited investor. “Accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person's spouse or spousal equivalent, exceeds $1,000,000;

(i) Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

(A) The person's primary residence shall not be included as an asset;

(B) Indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C) Indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

(ii) Paragraph (a)(5)(i) of this section will not apply to any calculation of a person's net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

(A) Such right was held by the person on July 20, 2010;

(B) The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

(C) The person held securities of the same issuer, other than such right, on July 20, 2010.

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii);

(8) Any entity in which all of the equity owners are accredited investors;

(9) Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

(10) Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph (a)(10), the Commission will consider, among others, the following attributes:

(i) The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

(ii) The examination or series of examinations is designed to reliably and validly demonstrate an individual's comprehension and sophistication in the areas of securities and investing;

(iii) Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and

(iv) An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;

(11) Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

(12) Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):

(i) With assets under management in excess of $5,000,000,

(ii) That is not formed for the specific purpose of acquiring the securities offered, and

(iii) Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13) Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).